Filed Pursuant to Rule 424B
Registration No. 333-86666
PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 6, 2002)

$125,000,000

8.00% Senior Notes due 2033

Delphi Financial Group, Inc. is offering $125,000,000 of 8.00% senior notes due 2033. We will pay interest on the notes quarterly on February 15, May 15, August 15 and November 15 of each year, beginning August 15, 2003. The notes mature on May 15, 2033. We may not redeem the notes prior to May 15, 2008. On or after May 15, 2008, we may redeem the notes, in whole or in part, at 100% of their principal amount, plus accrued interest to the date of redemption. We will issue the notes only in denominations of $25 and multiples of $25. The notes will be our senior unsecured obligations and will rank equally with all of our existing and future other unsecured and unsubordinated indebtedness.

We have applied to list the notes on the New York Stock Exchange. We expect trading of the notes to begin within a 30-day period after the initial delivery of the notes. The notes are expected to trade “flat.” This means that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the notes that is not included in the trading price.

The underwriters will have the option, within 30 days, to purchase an additional $18,750,000 aggregate principal amount of notes.

See “Risk Factors” beginning on page S-11 of this prospectus supplement and page 4 of the accompanying prospectus for certain information relevant to an investment in the notes.

	Per Note	Total

Public Offering Price	100.00%	$125,000,000
Underwriting Discount	3.15%	$3,937,500
Proceeds, Before Expenses, to Delphi	96.85%	$121,062,500

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company on or about May 20, 2003.

Joint Book-Running Managers

LEHMAN BROTHERS
WACHOVIA SECURITIES
STIFEL, NICOLAUS & COMPANY
INCORPORATED
U.S. BANCORP PIPER JAFFRAY

Co-Managers

ADVEST, INC.
BANC OF AMERICA SECURITIES LLC
ING FINANCIAL MARKETS LLC
KEEFE, BRUYETTE & WOODS, INC.
PUTNAM LOVELL NBF SECURITIES INC.
QUICK & REILLY
SANDLER O’NEILL& PARTNERS, L.P.

MAY 13, 2003

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

Cautionary Note Regarding Forward-Looking Statements

      In connection with, and because we desire to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements in this prospectus supplement or the accompanying prospectus and in any other statement made by us, or on our behalf, whether in future filings with the SEC or elsewhere. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” “judgment” or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services and tax laws and regulations, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to our business, such as the level of our insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of our insurance products, the performance of our investment portfolio and changes in our investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of our insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf.

ii

PROSPECTUS SUPPLEMENT SUMMARY

      The following summary contains basic information about this offering. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. In this prospectus supplement and in the accompanying prospectus, unless the context requires otherwise, “we,” “us,” “our” and the “Company” refer to Delphi Financial Group, Inc. and its subsidiaries, and “Delphi” refers to Delphi Financial Group, Inc. only and not any of its subsidiaries.

Delphi Financial Group, Inc.

      Delphi is a holding company, organized as a Delaware corporation in 1987, whose subsidiaries provide integrated employee benefit services. We manage all aspects of employee absence to enhance the productivity of our clients and provide the related insurance coverages: long-term and short-term disability, excess and primary workers’ compensation, group life and travel accident. Our asset accumulation business emphasizes fixed annuity products. We offer our products and services in all fifty states and the District of Columbia.

      As of March 31, 2003, we had assets of $3.9 billion and shareholders’ equity of $691.8 million. For the year ended December 31, 2002, we had total premium and fee income of $627.9 million and operating income, excluding realized investment losses of $28.5 million and loss on extinguishment of debt of $0.3 million, of $127.5 million. Operating income, calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), includes realized investment losses and loss on extinguishment of debt and was $98.7 million for the year ended December 31, 2002. Delphi has senior debt ratings of “BBB” from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”) and Fitch, Inc. (“Fitch”) and “Ba1” from Moody’s Investor Service, Inc. (“Moody’s”). Our insurance subsidiaries have financial strength ratings of “A” from Standard & Poor’s and Fitch, “A” (in the case of Safety National Casualty Corporation (“Safety National”)) and “A-” (in the case of Reliance Standard Life Insurance Company (“Reliance Standard Life”)) from A.M. Best Company (“A.M. Best”) and Reliance Standard Life has a “Baa1” rating from Moody’s.

Strategy

      Our operating strategy is to offer financial products and services which have the potential for significant growth, which require specialized expertise to meet the individual needs of our customers and which provide us the opportunity to achieve superior operating earnings growth and returns on our shareholders’ capital.

      We have concentrated our efforts within certain niche insurance markets. Our primary focus is on group employee benefits for small to mid-sized employers. This target market segment consists of companies with 10 to 500 employees. This segment of the market, which we believe is underserved, has witnessed a significant amount of the employment growth in the American economy over the last few years. In addition to valuing our relationship approach to the business, we believe the smaller-sized employer market also tends to be less price-competitive.

      We also market our group employee benefit products and services to large employers with more than 1,000 employees, where we emphasize a unique program that combines both employee benefit insurance coverages and absence management (back-to-work) services. We believe this program, which we call the Integrated Employee Benefit Program, affords us a competitive advantage in the marketplace.

Operating Segments

      Our two reportable operating segments are group employee benefit products and asset accumulation products.

     Group Employee Benefit Products

      We emphasize the origination of specialty insurance products directed to the employee benefits market, primarily group life, disability, excess workers’ compensation and travel accident insurance. We also offer voluntary accidental death and dismemberment and group dental insurance. For the year ended 2002, these products (which we refer to as our “core” products) accounted for $559.2 million of our total group employee benefit premiums of $608.5 million. Our new product premiums (sales) totaled $241.1 million on an annualized basis in 2002, with 83% of that amount attributable to the core products. Premiums earned on core group employee benefit products grew at a compounded annual rate of 18% from 2000 to 2002 and 26% from the first quarter of 2002 to the first quarter of 2003.

•	Group life insurance products provide for the payment of a stated amount upon the death of a member of the insured group. This segment accounted for 35% of our 2002 total group insurance premiums.

•	The group disability products we offer, principally long-term disability insurance, generally provide a specified level of periodic benefits to persons who, because of sickness or injury, are unable to work for a specified period of time. Our disability coverages are spread across many industries. This segment accounted for 32% of our 2002 total group insurance premiums.

•	We believe we are a market share leader in excess workers’ compensation. These products provide coverage to employers and groups who self-insure their workers’ compensation risks. Our claim payments do not begin until after the self-insured’s loss payments exceed its self-insured retention (which we refer to as an SIR or deductible), which occurs, on average, 15 years after the date of the claim. Sales are targeted to groups that tend to be less accident prone and as to which the insurance market is less price-competitive (such as small municipalities, hospitals and schools). This product line accounted for 17% of our 2002 total group insurance premiums. We were able to achieve additional 15% price increases for this product during the 2003 renewal season on top of the 25% price increases achieved in 2002. Annualized premiums for new business increased 70% in 2002 to $30.8 million. This increase resulted primarily from increased demand for this product due to higher primary workers’ compensation rates which led to growth in self-insurance programs.

•	Travel accident insurance products pay a stated amount in the event of a travel-related accidental death of a member of the insured group. This segment combined with voluntary accidental death and dismemberment and group dental accounted for 8% of our 2002 total group insurance premiums.

      We market our group products to employer-employee groups and associations in a variety of industries. We insure groups ranging from 2 to more than 5,000 individuals, although the typical size of insured groups currently ranges from 10 to 500 individuals. We market unbundled employee benefit products and absence management services as well as our Integrated Employee Benefit Program that, as discussed above, combines both employee benefit insurance coverages and absence management services. This Integrated Employee Benefit Program has enabled us to market our group employee benefit products on a differentiated basis to large employers. In underwriting our group employee benefit products, we attempt to avoid concentrations of business in any industry segment or geographic area. Operating income for the group employee benefit products segment totaled $122.7 million in 2002.

      Our group employee benefit products are sold to employer groups primarily through independent brokers and agents. Our three administrative offices and 25 sales offices located throughout the country provide nationwide sales support and service existing business. We believe our national sales network minimizes expenses traditionally associated with large insurance company captive marketing systems.

Asset Accumulation Products

      Our asset accumulation products consist of fixed annuities, primarily single premium deferred annuities (which we refer to as SPDAs) and flexible premium annuities (which we refer to as FPAs). An SPDA provides for a single payment by an annuity holder to us, and the crediting of interest by us on the annuity contract at the applicable crediting rate. An FPA provides for periodic payments by an annuity holder to us, the timing and amount of which are at the discretion of the annuity holder, and the crediting of interest by us on the annuity contract at the applicable crediting rate. Interest credited on SPDAs and FPAs is not paid currently to the annuity holder but instead accumulates and is added to the annuity contract’s account value. This accumulation is tax deferred. We may increase or decrease the crediting rate subject to specified guaranteed minimum crediting rates, which currently range from 3.0% to 5.5%. For most of our annuity products, we may reset the crediting rate annually, typically on the policy anniversary. A small portion of our annuity products also include multi-year interest guarantee products, in which the crediting rate is fixed at a stated rate for a specified period of years, such periods ranging from three to eight years. Withdrawals may be made by the annuity holder at any time, but some withdrawals may result in the assessment of surrender charges, taxes, and/or tax penalties on the withdrawn amount. In addition, the accumulated value of the annuity may be increased or decreased under a market value adjustment provision if it is surrendered during the surrender charge period. We do not market variable annuity products.

      Asset accumulation products are sold predominantly to individuals through networks of independent agents. Annual asset growth has averaged 11% for the last three years. As of December 31, 2002, this segment had $878.8 million in funds under management, which included $803.0 million of SPDA liabilities and $75.8 million of FPA liabilities. Product deposits (sales) in 2002 were $135.0 million, of which $119.3 million was attributable to SPDA products and $13.0 million to FPA products. Segment premium and fee income totaled $2.6 million in 2002 and operating income was $10.1 million.

Other Products and Services

      Our comprehensive disability and absence management services are designed to assist clients in identifying and minimizing lost productivity and benefit payment costs resulting from employee absence due to illness, injury or personal leave. Services that we offer include event reporting, leave of absence management, claims and case management and return to work management. The goal of these services is to enhance employee productivity and provide more efficient benefit delivery and enhanced cost containment. We provide these services on an unbundled basis or through our Integrated Employee Benefit Program. We believe that these integrated disability and absence management services complement our core group employee benefit products, enhancing our ability to market these core products and providing us with a competitive advantage in the market for these products.

      These other products and service segments accounted for $16.7 million in premium and fee income and generated, together with certain corporate activities, a net operating loss of $5.4 million in 2002.

      We are incorporated in the State of Delaware. Our principal executive offices are located at 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899. Our telephone number is (302) 478-5142. Our website is www.delphifin.com. The information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

The Offering

      The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Delphi Financial Group, Inc.

Securities Offered	$125,000,000 aggregate principal amount ($143,750,000 if the underwriters exercise their option to purchase additional notes in full) of 8.00% Senior Notes due 2033.

Maturity Date	May 15, 2033.

Interest Payment Dates	8.00% per annum payable quarterly on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2003. Interest will accrue from the issue date of the notes.

Ranking	The notes will be senior unsecured obligations of Delphi and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness and senior to our subordinated indebtedness. As of March 31, 2003, we had $47.0 million of secured indebtedness and $66.5 million of senior indebtedness outstanding. Under the terms of our revolving credit facility, upon our issuing at least $75 million in aggregate principal amount of unsecured senior or subordinated debt obligations, the collateral for such facility, consisting of a security interest in the common stock of our subsidiaries, will be released by the lenders. Accordingly, upon issuance of the notes, such collateral will be released. The maximum amount of available borrowings under the revolving credit facility will also be reduced at that time from $150 million to $100 million.

Optional Redemption	Delphi may not redeem the notes prior to May 15, 2008. On or after May 15, 2008, Delphi may from time to time redeem the notes, in whole or in part, at a redemption price equal to 100% of their principal amount, plus accrued interest to the date of redemption.

Ratings	It is anticipated that the notes will be rated “BBB” by Standard & Poor’s “BBB” by Fitch and “Ba1” by Moody’s.

Form and Denomination	The notes will be issued in fully registered book-entry form, in denominations of $25 and integral multiples thereof. The notes will be represented by one or more global certificates registered in the name of The Depository Trust Company or its nominee. This means that holders will not receive a certificate for their notes and the notes will not be registered in their names. Beneficial ownership of the notes will be shown on, and transfers will be effected only through, records maintained by participants in The Depository Trust Company.

Use of Proceeds	To repay up to approximately $120.8 million, in the aggregate, of the obligations outstanding under our revolving credit facility and Delphi’s 8% Senior Notes due 2003.

Summary Financial Information

      The following is a summary of certain financial information taken or derived from our audited and unaudited financial statements included in the documents incorporated by reference into this prospectus supplement. You should read this information carefully in conjunction with the financial statements and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

	Three Months Ended
	March 31,

	2003	2002

	(dollars in thousands,
	except per share data)
Income Statement Data:
Insurance premiums and fee income	$171,761	$156,827
Net investment income	45,705	41,064
Net realized investment gains(1)	1,215	95

Total revenue	218,681	197,986

Operating income(2)(3)	35,235	31,832
Net income(2)(4)	22,496	19,570

Basic Results Per Share(2):
Net income	$1.08	$0.95
Weighted average shares outstanding	20,823	20,688

Diluted Results Per Share(2):
Net income	$1.06	$0.93
Weighted average shares outstanding	21,214	21,153

Cash Dividends Paid Per Share(5)	$0.08	$0.07

Other Data(6):
Operating income excluding realized investment gains	$34,020	$31,737
Operating earnings(4)	21,706	19,508

	March 31,	March 31,
	2003	2002

Balance Sheet Data:
Total investments	$2,900,907	$2,549,587
Total assets	3,875,409	3,489,590
Long-term debt	128,133	120,654
Capital Securities	36,050	36,050
Shareholders’ equity	691,756	586,338

	Year Ended December 31,

	2002	2001	2000	1999	1998

	(dollars in thousands, except per share data)
Income Statement Data:
Insurance premiums and fee income:
Core group employee benefit products	$559,174	$452,158	$400,405	$357,541	$326,770
Non-core group employee benefit products(7)	49,325	35,836	47,285	110,381	89,641
Asset accumulation products	2,645	3,088	2,551	2,126	2,583
Other(8)	16,713	16,122	16,116	15,220	7,880

	627,857	507,204	466,357	485,268	426,874
Net investment income(9)	162,036	157,509	184,576	180,945	168,692
Net realized investment gains (losses)(1)	(28,469)	(70,289)	(138,047)	(25,720)	8,060
(Loss) gain on extinguishment of debt(9)	(332)	11,456	—	—	—

Total revenue	761,092	605,880	512,886	640,493	603,626
Operating income(2)(3)	98,664	22,819	19,324	119,275	133,020
Income (loss) from continuing operations(2)	60,652	6,505	(3,293)	64,132	73,802
Net income (loss)(2)(4)(10)	60,652	6,505	(3,293)	50,285	87,035

Basic Results Per Share(2)(10)(11):
Income (loss) from continuing operations	$2.92	$0.32	$(0.16)	$3.06	$3.50
Net income (loss)	2.92	0.32	(0.16)	2.40	4.13
Weighted average shares outstanding	20,759	20,565	20,388	20,979	21,095

Diluted Results Per Share(2)(10)(11):
Income (loss) from continuing operations	$2.85	$0.31	$(0.16)	$2.96	$3.37
Net income (loss)	2.85	0.31	(0.16)	2.32	3.97
Weighted average shares outstanding	21,258	21,086	20,388	21,674	21,920

Cash Dividends Paid Per Share(5)	$0.29	$0.28	$—	$—	$—

Other Data(6):
Operating income excluding realized investment (losses) gains and (loss) gain on extinguishment of debt(3)	$127,465	$81,652	$157,371	$144,995	$124,960
Operating earnings(4)	79,373	44,747	86,438	80,850	68,564
Diluted book value per share(12)	$32.75	$28.50	$26.87	$24.52	$26.59

	Year Ended December 31,

	2002	2001	2000	1999	1998

	(dollars in thousands)
Balance Sheet Data:
Total investments	$2,816,051	$2,427,214	$2,475,945	$2,527,763	$2,511,387
Total assets	3,734,942	3,336,146	3,440,010	3,395,688	3,287,057
Long-term debt(9)	118,139	125,675	267,770	283,938	265,165
Capital Securities(9)	36,050	36,050	100,000	100,000	100,000
Shareholders’ equity	681,655	581,994	538,193	501,417	566,440
Debt to total capitalization ratio(13)	14.1%	16.9%	29.6%	32.1%	28.5%

(1)	In the first quarters of 2003 and 2002 and the full years of 2002 and 2001, the Company recognized losses of $5.1 million, $3.6 million, $54.1 million and $79.3 million, respectively, due to the other than temporary declines in the market values of certain securities, which are reported as net realized investment losses. In the full year of 2000, the Company realized losses of $72.5 million related to the liquidation of a substantial majority of the investments of its investment subsidiaries and $58.5 million on closed U.S. Treasury futures and option contracts.

(2)	Results for 2001 include a charge of $1.40 per share or $28.8 million, net of taxes of $15.5 million and reinsurance coverages of $21.8 million, for reserve strengthening primarily related to an unusually high number of large losses in the Company’s excess workers’ compensation business. Included in this charge, on a pre-tax basis, is an addition to excess workers’ compensation case reserves of $9.0 million and reserves for losses incurred but not reported (which we call IBNR reserves) of $24.0 million. This charge also includes reported workers’ compensation losses of $6.3 million and a $5.0 million addition to long-term disability IBNR reserves attributable to the terrorist attacks on the World Trade Center. The Company experienced one large loss in its excess workers’ compensation business in 2002.

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 145, “Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Accordingly, gains or losses from extinguishment of debt are classified as income or loss from continuing operations in the income statement unless the extinguishment qualifies as an extraordinary item under the provisions of Accounting Principles Board Opinion (“APB”) No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Events or transactions that are both unusual in nature or infrequent in occurrence are classified as extraordinary items under APB No. 30. Upon adoption, any gain or loss on extinguishment of debt previously classified as an extraordinary item in prior periods presented that does not meet the criteria of APB No. 30 for such classification was reclassified as required by SFAS No. 145. For the years ended December 31, 2002 and 2001, the Company had an extraordinary (loss) gain, net of the related income tax effect, of $(0.2) million, or $(0.01) per diluted share, and $7.4 million, or $0.35 per diluted share, respectively, that was reclassified to ongoing operations upon the adoption of SFAS No. 145. In addition, in computing the diluted earnings per share amounts for 2001, equivalent shares attributable to in-the-money stock options, which totaled $0.5 million, were considered in the calculation of these per share amounts since the reclassification of the gain on extinguishment of debt resulted in income from continuing operations.

Income (loss) from continuing operations and net income (loss) include realized investment gains (losses), net of federal income tax expense (benefit) and the (loss) gain on extinguishment of debt, net of federal income tax (benefit) expense, as follows:

	Three Months
	Ended
	March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(dollars in thousands, except per share data)
Realized investment gains (losses), net of income tax expense (benefit)	$790	$62	$(18,505)	$(45,688)	$(89,731)	$(16,718)	$5,238
Basic per share amount	0.04	—	(0.89)	(2.22)	(4.40)	(0.79)	0.25
Diluted per share amount	0.04	—	(0.87)	(2.16)	(4.40)	(0.77)	0.24
(Loss) gain on extinguishment of debt, net of income tax (benefit) expense	—	—	(216)	7,446	—	—	—
Basic per share amount	—	—	(0.01)	0.36	—	—	—
Diluted per share amount	—	—	(0.01)	0.35	—	—	—

(3)	Operating income is reconciled to the non-GAAP financial measure “Operating income excluding realized investment gains (losses) and (loss) gain on extinguishment of debt” as follows:

	Three Months
	Ended
	March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(dollars in thousands)
Operating income	$35,235	$31,832	$98,664	$22,819	$19,324	$119,275	$133,020
Add back (deduct):
Realized investment (gains) losses	(1,215)	(95)	28,469	70,289	138,047	25,720	(8,060)
Loss (gain) on extinguishment of debt)	—	—	332	(11,456)	—	—	—

Operating income excluding realized investment gains (losses) and (loss) gain on extinguishment of debt	$34,020	$31,737	$127,465	$81,652	$157,371	$144,995	$124,960

See Note 6 for a discussion of why management believes the presentation of this non-GAAP financial measure provides useful information for investors.

(4)	Net income (loss) is reconciled to the non-GAAP financial measure “Operating earnings” as follows:

	Three Months
	Ended
	March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(dollars in thousands)
Net income (loss)	$22,496	$19,570	$60,652	$6,505	$(3,293)	$50,285	$87,035

Add back (deduct):
Realized investment (gains) losses	(1,215)	(95)	28,469	70,289	138,047	25,720	(8,060)
Income tax expense (benefit)	425	33	(9,964)	(24,601)	(48,316)	(9,002)	2,822

Realized investment (gains) losses, net of the related income tax effect	(790)	(62)	18,505	45,688	89,731	16,718	(5,238)

Loss (gain) on extinguishment of debt	—	—	332	(11,456)	—	—	—
Income tax (benefit) expense	—	—	(116)	4,010	—	—	—

Loss (gain) on extinguishment of debt, net of the related income tax effect	—	—	216	(7,446)	—	—	—
Loss (income) from discontinued operations	—	—	—	13,847	(13,233)

Operating earnings	$21,706	$19,508	$79,373	$44,747	$86,438	$80,850	$68,564

See Note 6 for a discussion of why management believes the presentation of this non-GAAP financial measure provides useful information for investors.

(5)	In 2001, the Company’s Board of Directors approved the initiation of a quarterly cash dividend of $0.07 per share, payable on the Company’s outstanding Class A and Class B Common Stock. In the fourth quarter of 2002, the Company’s Board of Directors increased the cash dividend to $0.08 per share. During the first quarters of 2003 and 2002 and the full years of 2002 and 2001, the Company paid cash dividends on its capital stock in the amount of $1.7 million, $1.4 million, $6.0 million and $5.7 million, respectively. See Note L in the 2002 Consolidated Financial Statements.

(6)	Management believes that non-GAAP financial measures which exclude discretionary income or loss items such as realized investment gains and losses, gains and losses on extinguishment of debt and discontinued operations are informative when analyzing the Company’s operating trends and in comparing the Company’s results to those of other companies in its industry. Investment gains and losses may be realized based on management’s decision to dispose of an investment or management’s judgment that a decline in the market value of an investment is other than temporary. Gains and losses on extinguishment of debt may be realized based on management’s decision to repay or repurchase its debt instruments before maturity. Therefore, realized investment gains and losses and gains and losses on extinguishment of debt do not represent elements of the Company’s ongoing earnings capacity. However, these non-GAAP financial measures of the Company’s performance should not be considered a substitute for net income as an indication of the Company’s overall performance and may not be calculated in the same manner as similarly titled captions in other companies’ financial statements.

(7)	The Company in 1999 terminated its participations in the reinsurance facilities in which it had historically participated, resulting in lower premiums from non-core group employee benefit products in 2000, 2001 and

2002. Premiums from non-core group employee benefit products also include premiums from loss portfolio transfers, which are episodic in nature, of $27.3 million, $44.0 million, $13.9 million, $4.3 million and $26.8 million, in 1998,1999, 2000, 2001 and 2002, respectively. See “Business Group Employee Benefit Products” and “Business — Reinsurance” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 incorporated by reference in this prospectus supplement (the “2002 Form 10-K”).

(8)	Reflects the acquisition of Matrix Absence Management, Inc. in 1998. See “Business — Other Transactions” and Note B to the Consolidated Financial Statements in the 2002 Form 10-K (the “2002 Consolidated Financial Statements”).

(9)	Net investment income declined in 2001 and 2002 primarily due to the Company’s liquidation during the fourth quarter of 2000 of a substantial majority of the investments of its investment subsidiaries. In 2001, the Company used the proceeds from these sales to repay $150.0 million of outstanding borrowings under its revolving credit facilities, to repurchase $64.0 million liquidation amount of the Capital Securities and to repurchase $8.0 million principal amount of the Senior Notes. The Company recognized a gain on extinguishment of debt of $11.5 million in connection with these repurchases. In the second quarter of 2002, the Company repurchased $10.5 million aggregate principal amount of the Senior Notes and recognized a loss on extinguishment of debt of $0.3 million in connection with this repurchase.

(10)	In 1999, the Company disposed of Unicover Managers, Inc. and recognized an after-tax loss of $13.8 million on the disposition. After-tax income from this discontinued operation totaled $13.2 million in 1998. See “Business — Other Transactions” in the 2002 Form 10-K.

(11)	In computing the earnings per share amounts for 2000, equivalent shares attributable to in-the-money stock options, which totaled 0.7 million, were not considered in the calculation of these per share amounts since the inclusion of these equivalent shares would have diluted the loss from continuing operations.

(12)	Diluted book value per share is calculated by dividing shareholders’ equity (as determined in accordance with GAAP), as increased by the proceeds and tax benefit from the assumed exercise of outstanding in-the-money stock options, by total shares outstanding, also increased by shares issued upon the assumed exercise of the options and deferred shares.

(13)	The debt to total capitalization ratio is calculated by dividing long-term debt by the sum of the Company’s long-term debt, Capital Securities and shareholders’ equity.

RISK FACTORS

      An investment in the notes involves a degree of risk. Prospective investors should carefully evaluate the following considerations in addition to the other information in this prospectus supplement and the accompanying prospectus, including the information in the documents incorporated by reference, before purchasing the notes.

Risks Related to Us and Our Business

Reserves established for future policy benefits and claims may prove inadequate.

      We establish reserves for future policy benefits and unpaid claims and claim expenses relating to our insurance products. These reserves are calculated using various generally recognized actuarial methodologies and base them upon assumptions that management believes are appropriate and which vary by type of product. External actuarial experts also review our methodologies, assumptions and the resulting reserves. The estimation process is complex and involves information obtained from company-specific and industry-wide data, as well as general economic information. The most significant assumptions made in the estimation process for future policy benefits relate to mortality, morbidity, claim termination and discount rates. The reserves for unpaid claims and claim expenses are determined on an individual basis for reported claims and estimates of incurred but not reported losses are developed on the basis of past experience. The most significant assumptions made in the estimation process for unpaid claims and claim expenses are the trend in loss costs, the expected frequency and severity of claims, changes in the timing of the reporting of losses from the loss date to the notification date, and expected costs to settle unpaid claims. The assumptions vary based on the year the claim is incurred. Disability reserves for unpaid claims and claim expenses are discounted using interest rate assumptions based upon projected portfolio yield rates for the assets supporting the liabilities. The assets selected to support these liabilities produce cash flows that are intended to match the timing and amount of anticipated claim and claim expense payments. Excess workers’ compensation claim reserves are discounted using interest rate assumptions based on the risk-free rate of return for U.S. Government securities with a duration comparable to the expected duration and payment pattern of the claims at the time the claims are settled. The rates used to discount reserves are determined annually. The methods and assumptions used to establish reserves for future policy benefits and unpaid claims and claim expenses are continually reviewed and updated based on current circumstances, and any resulting adjustments are reflected in earnings currently.

      Our reserves for future policy benefits and unpaid claims and claim expenses are estimates. These estimates are subject to variability, since the factors and events affecting the ultimate liability have not all taken place, and thus cannot be evaluated with certainty. Moreover, under the actuarial methodologies discussed above, these estimates are subject to reevaluation based on developing trends with respect to our loss experience. Such trends may emerge over longer periods of time, and changes in such trends cannot necessarily be identified or predicted at any given time by reference to current claims experience, whether favorable or unfavorable. If our actual loss experience is different from our assumptions or estimates, our reserves could be inadequate. In such event, our results of operations, liquidity or financial condition could be materially adversely affected.

The market values of our investments fluctuate.

      The market values of our investments vary depending on economic and market conditions, including interest rates, and such values can decline as a result of changes in such conditions. Increasing interest rates or a widening in the spread between interest rates available on U.S. Treasury securities and corporate debt, for example, will typically have an adverse impact on the market values of the fixed maturity securities in our investment portfolio. If interest rates decline, we generally achieve a lower overall rate of return on investments of cash generated from our operations. In addition, in the event that investments are called or mature in a declining interest rate environment, we may be unable to reinvest the proceeds in securities with comparable interest rates. We may also in the future be required or determine to sell certain investments at a price and a time when the market value of such investments is less than the book value of such investments.

      Declines in the fair value of investments that are considered in the judgment of management to be other than temporary are reported as realized investment losses. We evaluate, among other things, the financial position and prospects of the issuer, conditions in the issuer’s industry and geographic area, liquidity of the investment, changes in the amount or timing of expected future cash flows from the investment, and recent downgrades of the issuer by a rating agency to determine if and when a decline in the fair value of an investment below amortized cost is other than temporary. The length of time and extent to which the fair value of the investment is lower than its amortized cost and our ability and intent to retain the investment to allow for any anticipated recovery in the investment’s fair value are also considered. We have experienced and may in the future experience losses from other than temporary declines in security values. Such losses are recorded as realized investment losses in the income statement.

Our investment strategy exposes us to default and other risks.

      The management of our investment portfolio is an important component of our profitability since a substantial portion of our operating income is generated from the difference between the yield achieved on invested assets and, in the case of asset accumulation products, the interest credited on policyholder funds and, in the case of all of our other products, the discount rate used to calculate the related reserves.

      We are subject to the risk that the issuers of the fixed maturity securities we own will default on principal and interest payments. A major economic downturn or any of the various other factors that affect issuers’ ability to pay could result in issuer defaults. Because our investments consist primarily of fixed maturity securities and short-term investments, such defaults could materially adversely affect our results of operations, liquidity or financial condition. We continually monitor our investment portfolio and attempt to ensure that the risks associated with concentrations of investments in either a particular sector of the market or a single entity are limited.

      At March 31, 2003, mortgage-backed securities comprised 21% of our total invested assets. Mortgage-backed securities subject us to a degree of interest rate risk, including prepayment and extension risk, which is generally a function of the sensitivity of each security’s underlying collateral to prepayments under varying interest rate environments and the repayment priority of the securities in the particular securitization structure. We seek to limit the extent of this risk by emphasizing the more predictable payment classes and securities with stable collateral.

      We, through our insurance subsidiaries, maintain a program in which investments are financed using advances from various Federal Home Loan Banks. At March 31, 2003, we had outstanding advances of $207.0 million. These advances, of which $195.0 million were obtained at a fixed rate and $12.0 million were obtained at a variable rate, have a weighted average term to maturity of 5.3 years. A total of $57.0 million of these advances will mature at various times during the remainder of 2003. In addition, we have utilized reverse repurchase agreements, futures and option contracts and interest rate swap contracts from time to time in connection with our investment strategy. These transactions require us to maintain securities or cash on deposit with the applicable counterparty as collateral. As the market value of the collateral or contracts changes, we may be required to deposit additional collateral or be entitled to have a portion of the collateral returned to us.

      The types and amounts of investments made by our insurance subsidiaries are subject to the insurance laws and regulations of their respective states of domicile. Each of these states has comprehensive investment regulations. In addition, our revolving credit facility and 8.50% Senior Secured Notes due May 20, 2003 (the “SIG Senior Notes”) also contain limitations, with which we are currently in compliance in all material aspects, on the composition of our investment portfolio.

Our financial position exposes us to interest rate risks.

      Because our primary assets and liabilities are financial in nature, our consolidated financial position and earnings are subject to risks resulting from changes in interest rates. We manage this risk by active portfolio management focusing on minimizing its exposure to fluctuations in interest rates by matching its invested assets and related liabilities and by periodically adjusting the crediting rates on its annuity products.

Our ability to reduce its exposure to risks depends on the availability and cost of reinsurance.

      We transfer our exposure to some risks through reinsurance arrangements with other insurance and reinsurance companies. Under our reinsurance arrangements, another insurer assumes a specified portion of our losses and loss adjustment expenses in exchange for a specified portion of policy premiums. The availability, amount, cost and terms of reinsurance may vary significantly based on market conditions. Any decrease in the amount of our reinsurance will increase our risk of loss. Furthermore, we are subject to credit risk with respect to reinsurance. We obtain reinsurance primarily through indemnity reinsurance transactions in which we are still liable for the transferred risks if the reinsurers fail to meet their financial obligations. Such failures could materially affect our results of operations, liquidity or financial condition.

      Some reinsurers experienced significant losses related to the terrorist events of September 11, 2001. As a result, higher prices and less favorable terms and conditions are presently being offered in the reinsurance market. Also, there has been significantly reduced availability of reinsurance covering risks such as terrorist and catastrophic events. Accordingly, substantially all of our coverages of this nature were discontinued in 2002, which may result in us retaining a higher portion of such losses should they occur. There can be no assurance that we will be able to obtain such coverages on acceptable terms, if at all, in the future. However, under the Terrorism Risk Insurance Act of 2002, the federal government will pay 90% of our covered losses relating to acts of international terrorism from property and casualty products directly written by Safety National above Safety National’s annual deductible.

The insurance business is a heavily regulated industry.

      Our insurance subsidiaries, like other insurance companies, are highly regulated by state insurance authorities in the states in which they are domiciled and the states in which they conduct business. Such regulations, among other things, limit the amount of dividends and other payments that can be made by such subsidiaries without prior regulatory approval and impose restrictions on the amount and type of investments such subsidiaries may have. These regulations also affect many other aspects of our insurance subsidiaries’ businesses, including, for example, risk-based capital requirements, various reserve requirements, the terms, conditions and manner of sale and marketing of insurance products and the form and content of required financial statements. These regulations are intended to protect policyholders rather than investors. The ability of our insurance subsidiaries to continue to conduct their businesses is dependent upon the maintenance of their licenses in these various states.

      From time to time, increased scrutiny has been placed upon the insurance regulatory framework, and a number of state legislatures have considered or enacted legislative measures that alter, and in many cases increase, state authority to regulate insurance companies. In addition to legislative initiatives of this type, the National Association of Insurance Commissioners and insurance regulators are continuously involved in a process of reexamining existing laws and regulations and their application to insurance companies. Furthermore, while the federal government currently does not directly regulate the insurance business, federal legislation and administrative policies in a number of areas, such as employee benefits regulation, age, sex and disability-based discrimination, financial services regulation and federal taxation, can significantly affect the insurance business. It is not possible to predict the future impact of changing regulation on our operations and our insurance subsidiaries’ operations.

      Our insurance subsidiaries can also be required, under solvency or guaranty laws of most states in which they do business, to pay assessments to fund policyholder losses or liabilities of insurance companies that become insolvent.

The financial services industry is highly competitive.

      We compete with numerous other insurance and financial services companies. Many of these organizations have substantially greater assets, higher ratings from rating agencies, larger and more diversified portfolios of insurance products and larger agency sales operations than the Company. Competition in asset accumulation product markets is also encountered from the expanding number of banks, securities brokerage firms and other financial intermediaries marketing alternative savings products, such as mutual funds, traditional bank investments and retirement funding alternatives.

We may be adversely impacted by a decline in the ratings of our insurance subsidiaries.

      Ratings with respect to claims-paying ability and financial strength have become an increasingly important factor impacting the competitive position of insurance companies. Each of the rating agencies reviews its ratings of companies periodically and there can be no assurance that current ratings will be maintained in the future. Claims-paying and financial strength ratings are based upon factors relevant to policyowners and are not directed toward protection of investors.

      Our insurance subsidiaries have financial strength ratings of “A” from Standard & Poor’s and Fitch, “A” (in the case of Safety National) and “A-” (in the case of Reliance Standard Life) from A.M. Best and Reliance Standard Life has a “Baa1” rating from Moody’s. Any lowering of these ratings could have a material adverse effect on our ability to market our products and could have an adverse effect on the market price of the notes.

      These ratings are subject to periodic review by Standard & Poor’s, Fitch, Moody’s and A.M. Best, and the continued retention of those ratings cannot be assured.

Risks Related to the Offering

Because Delphi is a holding company, its ability to make payments in respect of the notes will depend on receipt of funds from subsidiaries and Delphi’s other financial resources.

      Current sources of liquidity at the holding company level include dividends paid from subsidiaries, primarily generated from operating cash flows and investments, and borrowings available under the revolving credit facility pursuant to a credit agreement dated as of December 16, 2002 among Delphi and its lenders and their agents. The life insurance subsidiaries’ ability to pay dividends is subject to regulatory restrictions and, in the absence of regulatory approval, are generally limited within any 12-month period, in the aggregate, to the greater of the life insurance subsidiaries’ statutory net income for the preceding calendar year, or 10% of life insurance subsidiaries’ statutory surplus as of the preceding December 31, determined in accordance with state insurance regulations. The life insurance subsidiaries will be permitted to make dividend payments of $25.3 million during 2003 without prior regulatory approval. The life insurance subsidiaries paid dividends totaling $1.8 million to Delphi during the first quarter of 2003. Safety National’s ability to pay dividends is subject to regulatory restrictions and, in the absence of the requisite approvals, dividends are generally limited within any 12-month period, in the aggregate, to the lesser of 10% of Safety National’s statutory surplus as of the preceding December 31, or Safety National’s statutory net investment income for the preceding calendar year, determined in accordance with state insurance regulations. Safety National will be permitted to make dividend payments of $21.3 million during 2003 without prior regulatory approval. Additional dividends may also be paid by Reliance Standard Life and Safety National with the requisite approvals. At March 31, 2003, we had $103.0 million of borrowings available to us under our revolving credit facility.

The notes will rank junior to the claims of our secured creditors. Because Delphi is a holding company, the notes will also rank junior to the claims of unsecured creditors of our subsidiaries.

      The notes will rank junior to all of the secured indebtedness of Delphi and its subsidiaries to the extent of the underlying collateral. In addition, because Delphi is a holding company and conducts its operations through its subsidiaries, Delphi’s ability to meet its obligations under its indebtedness, including payment of principal and interest on the notes, will depend upon receipt of sufficient funds from its subsidiaries, as well as our financial resources at the holding company level. Any right of Delphi or the holders of the notes to participate in the assets of any such subsidiary upon any liquidation, dissolution or reorganization will be subject to the prior claims of that subsidiary’s secured and unsecured creditors, including its policyholders, trade creditors and other creditors who have obtained guarantees from that subsidiary, unless Delphi is recognized as a creditor of that subsidiary on account of its own claims. Accordingly, the notes will rank junior to the claims of unsecured creditors of our subsidiaries. If we caused a subsidiary to pay a dividend to enable us to make payments in respect of the notes, and such transfer were deemed a fraudulent transfer or unlawful distribution, the holders of the notes could be required to return the payment to the creditors of our subsidiaries. This would adversely affect our ability to make payments to you as holder of the notes.

      At March 31, 2003, Delphi had total unconsolidated liabilities of $283.1 million, $47.0 million of which was secured by a security interest in the common stock of our subsidiaries, and our subsidiaries had total liabilities of $3,332.6 million (other than indebtedness owed to Delphi). By the terms of the revolving credit facility, the security interest in the common stock of the subsidiaries will be released upon issuance of these notes. The maximum amount of available borrowings under the revolving credit facility will also be reduced at that time from $150 million to $100 million. In addition, the security interest for the benefit of the holders of the notes issued by the parent company of Safety National will be released upon payment of $9 million at maturity of such notes in May 2003.

The notes may be redeemed prior to maturity and you may not be able to reinvest the redemption proceeds and obtain an equal effective interest rate.

      We may redeem the notes, in whole or in part, at any time on or after May 15, 2008, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the date of redemption. Prevailing interest rates at the time we redeem the notes may be lower than 8.00%. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate of 8.00%. See “Description of the Notes — Redemption and Repayment” for a more detailed description of redemption of the notes.

We cannot assure you that an active trading market for the notes will develop and the liquidity of the notes may be adversely affected by various factors.

      We intend to list the notes on the New York Stock Exchange. You should be aware that the listing of the notes on the New York Stock Exchange will not necessarily ensure that a trading market will develop for the notes. If you sell your notes before maturity, you may have to do so at a discount from the original public offering price, and, as a result, you may suffer substantial losses.

      The liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by many factors, including changes in prevailing interest rates, changes in the overall market for debt securities generally or the interest of securities dealers in making a market in the notes and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

If you sell your notes between record dates for a distribution payment, you will have to include accrued but unpaid distributions in your taxable income.

      The notes may trade at prices that do not fully reflect the value of accrued but unpaid interest on the notes.

      If you dispose of your notes before the record date for a distribution payment, you will have to treat a portion of your proceeds from the disposition as ordinary income for United States federal income tax purposes in an amount equal to the accrued but unpaid interest on your proportionate share of the notes through the date of your disposition.

      When you sell your notes you will recognize a capital loss if the amount you receive is less than your adjusted tax basis in the notes. The amount you receive for your notes may not fully reflect the value of any accrued but unpaid interest at the time of the sale while your adjusted tax basis for accrual basis taxpayers will include any accrued but unpaid interest. Normally, you may not apply capital losses to offset ordinary income for United States federal income tax purposes.

      See “Certain Material U.S. Federal Income Tax Considerations — Consequences to United States Holders” for more information.

USE OF PROCEEDS

      The net proceeds from the sale of the notes are estimated to be $120.8 million after deducting the underwriting discount and estimated expenses for the offering to be paid by Delphi. Delphi intends to use all of the net proceeds, first, to repay the full amount of indebtedness outstanding on the closing date of this offering under its $150.0 million revolving credit facility due December 16, 2005 (which amount was $47.0 million as of March 31, 2003) and, second, to either repay at maturity or repurchase in the open market a portion of its outstanding 8% Senior Notes due 2003. During the last twelve months, Delphi borrowed $49 million net of repayment under its current revolving credit facility and its previous revolving credit facilities, and used such proceeds for general working capital purposes. At March 31, 2003, outstanding indebtedness under the revolving credit facility bore interest at the weighted average rate of 2.80% per annum. Pending application of the net proceeds to repay or repurchase a portion of the existing Senior Notes, Delphi intends to invest the net proceeds in short-term, investment grade, interest-bearing securities.

CAPITALIZATION

      The following table sets forth the consolidated capitalization of the Company at March 31, 2003 and as adjusted to give pro forma effect to the issuance of the notes (before the exercise of the underwriters’ option and after deducting estimated expenses and underwriting discounts):

	March 31, 2003

	Actual	As Adjusted(1)

	(dollars in thousands)
Corporate debt:
Revolving credit facility	$47,000	$—
8% Senior Notes due 2003(2)	66,473	—
Notes offered hereby	—	125,000
SIG Senior Notes	9,010	9,010
Subordinated notes due 2003	5,650	5,650

Total corporate debt	128,133	139,660
Company-obligated mandatorily redeemable capital securities of subsidiary LLC holding solely junior subordinated deferrable interest debentures of Delphi	36,050	36,050
Shareholders’ equity	691,756	691,756

Total capitalization	$855,939	$867,466

(1)	Adjustments reflect the application of the net proceeds of this offering to repay $47.0 million (the amount outstanding at March 31, 2003) of indebtedness outstanding under the revolving credit facility and to repay at maturity or repurchase approximately $66.5 million aggregate principal amount of the 8% Senior Notes due 2003.

(2)	The amount outstanding under our revolving credit facility has increased to $61.0 million as of the date of this prospectus supplement. As a result, the portion of the net proceeds of this offering that will be applied to repay the amount outstanding under such facility has increased and the portion thereof available to repay or repurchase the 8% Senior Notes due 2003 has decreased, although as of March 31, 2003 the amount of net proceeds available for this purpose would have been sufficient to repay or repurchase all of such notes. Any portion of the 8% Senior Notes due 2003 not repaid or repurchased with the net proceeds of this offering (such portion being estimated at $6.7 million as of the date of this prospectus supplement) will be repaid or repurchased from additional borrowings under our revolving credit facility or other available corporate funds.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges of the Company for each of the periods indicated is set forth below for the periods indicated. For the period in which earnings before fixed charges were insufficient to cover fixed charges, the dollar amount of coverage deficiency (in millions), instead of the ratio, is disclosed.

	Pro Forma(1)						Pro Forma(1)
	Three Months		Three Months				Fiscal Year
	Ended		Ended				Ended
	March 31,		March 31,				December 31,		Fiscal Year Ended December 31,

	2003		2003		2002		2002		2002		2001		2000	1999		1998

Ratio of earnings to fixed charges	7.76	x	9.90	x	8.54	x	5.56	x	6.95	x	1.35	x	$(6.1)	4.02	x	5.57	x

(1)	Gives effect to this offering and the use of proceeds contemplated herein. See “Use of Proceeds.”

      The deficiency of $6.1 million in 2000 was primarily attributable to net realized investment losses which resulted from the liquidation of a substantial majority of the investments of Delphi’s investment subsidiaries. These net realized investment losses totaled $138.0 million and were non-recurring charges which were included in the loss from continuing operations.

      For the purpose of computing the ratios of earnings to fixed charges, earnings consist of pre-tax income (loss) from continuing operations adjusted to include distributed earnings of equity investees plus fixed charges. Fixed charges consist of interest expense, including amortization of debt discount, and such portion of rental expense as is estimated to be representative of the interest factor, all on a pre-tax basis.

      Because the Company had no preferred stock outstanding during any of the periods presented, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for each of the periods presented.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows Delphi to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information it files with the SEC, which means that it can disclose important information to you by referring to another document filed separately with the SEC. The information that Delphi files after the date of this prospectus supplement with the SEC will automatically update and supersede this information. Delphi incorporates by reference into this prospectus supplement the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

•	Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 28, 2003.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, filed on May 13, 2003.

      Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus supplement or the accompanying prospectus shall be considered to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement or the accompanying prospectus.

      You may request a copy of any of the documents which are incorporated by reference in this prospectus supplement or the accompanying prospectus, other than exhibits which are not specifically incorporated by reference into such documents, and Delphi’s constitutional documents, at no cost, by writing or telephoning us at the following:

Delphi Financial Group, Inc.

       1105 North Market Street
       Suite 1230
       P.O. Box 8985
       Wilmington, Delaware 19899
       Attention: Secretary
       Telephone: (302) 478-5142

      Delphi has not authorized anyone to give any information or make any representation about Delphi that is different from, or in addition to, that contained in this prospectus supplement or the accompanying prospectus or in any of the materials that Delphi has incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

DESCRIPTION OF THE NOTES

General

      We provide information to you about the notes in two separate documents: (1) the accompanying prospectus and (2) this prospectus supplement.

      The following statements about the notes are summaries and are subject to, and qualified in their entirety by reference to, the prospectus and the senior indenture referred to in the prospectus. The notes are a series of senior debt securities as described in the accompanying prospectus. See “Description of Debt Securities” in the prospectus for additional information concerning the notes and the senior indenture. Not all the defined terms used in this prospectus supplement are defined herein, and you should refer to the prospectus or the senior indenture for the definitions of such terms. The provisions of the senior indenture, including the first supplemental indenture, set forth the terms of the notes in greater detail than this prospectus supplement or the prospectus. If the statements herein differ from the provisions of the senior indenture, the provisions of the senior indenture control.

      The notes:

•	will be our unsecured obligations;

•	will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding;

•	will initially be limited in aggregate principal amount to $125.0 million, plus up to $18.75 million aggregate principal amount issuable if the underwriters exercise their option to purchase additional notes in full;

•	will mature on May 15, 2033;

•	will be issued in minimum denominations of $25 and will be increased in multiples of $25;

•	will be redeemable at our option, in whole or in part, at any time on or after May 15, 2008 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date; and

•	are expected to be listed on the New York Stock Exchange.

Quarterly Payments

      Interest on the notes will accrue from the date of original issuance at a rate of 8.00% per annum and will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing August 15, 2003. We refer to each of these dates as an Interest Payment Date. On an Interest Payment Date, interest will be paid to the persons in whose names the notes were registered as of the record date. With respect to any Interest Payment Date, the record date will be the first day of the month in which such Interest Payment Date occurs, except as otherwise provided in the senior indenture.

      The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full quarterly interest period, will be computed on the basis of the actual number of days elapsed in such 90-day quarterly interest period. If any Interest Payment Date falls on a Saturday, Sunday, a legal holiday or a day on which banking institutions in the City of New York are authorized by law to close, then payment of interest may be made on the next succeeding business day, and no additional interest will accrue as a result of the delayed payment. If, however, the next succeeding business day is in the next succeeding calendar year, such payment of interest shall be made on the immediately preceding business day.

Redemption and Repayment

      The notes will be redeemable at our option, in whole or in part, at any time on or after May 15, 2008, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, we may at any time repurchase notes at any price in the open market and may hold, resell or surrender such notes to the Trustee for cancellation. You will not have the right to require us to repay notes prior to maturity. The notes will not be subject to any sinking fund provision.

Further Issues

      We may from time to time, without the consent of the existing holders of the notes, create and issue further notes having the same terms and conditions and with the same CUSIP number as the notes being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding notes.

Trading Characteristics

      We expect the notes to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the notes that is not included in their trading price. Any portion of the trading price of the notes that is attributable to accrued and unpaid interest will be treated as ordinary interest income for United States federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the notes. See generally “Certain Material U.S. Federal Income Tax Considerations.”

Events of Default and Notice Thereof

      The following events are “events of default” with respect to the notes:

(1) failure to pay interest on the notes within 30 days of when due or principal of the notes when due;

(2) failure to perform any other agreement contained in the notes or the senior indenture for 60 days after notice; and

(3) certain events of bankruptcy, insolvency or reorganization with respect to us.

      The trustee under the senior indenture shall, within 90 days after the occurrence of any default (the term “default” to include the events specified above without grace or notice) give to the holders of the notes notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the notes, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such notes; and provided, further, that in the case of any debt default of the character specified in clause (2) above with respect to the notes, no such notice to holders of such notes will be given until at least 30 days after the occurrence thereof. We will certify to the trustee annually as to whether any default exists.

      In the case of an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of debt securities shall occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the notes), will be entitled to declare all unpaid principal of and accrued interest on the notes then outstanding to be due and payable immediately.

      In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of an accrued interest on all notes then outstanding shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of any of the notes.

      Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the debt securities of such series) may be waived by the holders of a majority in principal amount of the notes then outstanding upon the conditions provided in the senior indenture.

      No holder of the notes may pursue any remedy under the senior indenture unless the trustee shall have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the notes and the offer to the trustee an indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on the notes.

Covenant Regarding Merger, Consolidation or Sale

      The first supplemental indenture provides that we cannot consolidate with, or sell, lease or convey our assets substantially as an entirety, or merge with or into, any other corporation or trust or entity unless:

•	we will be the surviving company in any merger or consolidation; or

•	the successor entity is an entity organized under the laws of the United States of America, any state of the United States of America or the District of Columbia that expressly assumes by supplemental indenture all of our obligations under the senior indenture and the notes; and

•	immediately after the merger, consolidation, sale, lease or conveyance, we, or the successor entity, will not be in default in the performance of the covenants and conditions of the senior indenture applicable to us; and

•	certain other conditions are met.

      This covenant would not apply to any recapitalization transaction, a change of control of Delphi or a highly leveraged transaction unless such transaction or change of control were structured to include a merger or consolidation or sale, lease or conveyance of our assets substantially as an entirety.

The Trustee and Transfer and Paying Agent

      Wilmington Trust Company, acting through its principal corporate trust office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware, is the Trustee for the notes. Wilmington Trust Company is the transfer and paying agent for the notes. Payment of principal and interest will be payable, and the notes will be transferable, at the corporate trust office of the paying agent at Rodney Square North, 1100 North Market Street, Wilmington, Delaware. The Company may, however, pay interest by check mailed to registered holders of the notes. At the maturity of the notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such notes at the office of the Trustee. The Trustee is also acting as the debenture trustee for Delphi’s Series A Subordinated Debentures issued in connection with the capital securities of Delphi Funding L.L.C.

Book-Entry Only

      The notes will be issued only in book-entry form through the facilities of The Depository Trust Company, acting as Depositary, and will be in denominations of $25 and integral multiples thereof. The notes will be represented by a single Global Security and will be registered in the name of a nominee of the Depositary. The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants deposit with the Depositary. The Depositary also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants’ accounts. By doing so, the Depositary eliminates the need for physical movement of securities. The Depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of which own the Depositary. The Depositary is also owned by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

      Upon the issuance of the Global Security, the Depositary will credit its participants’ accounts on its book-entry registration and transfer system with their respective principal amounts of the notes represented by such Global Security. The underwriters designate which participants’ accounts will be credited. The only persons who may own beneficial interests in the Global Security will be the Depositary’s participants or persons that hold interests through such participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of its participants) and on the records of its participants (with respect to interests of persons other than such participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair your ability to transfer your interest in the notes.

      So long as the Depositary or its nominee is the registered owner of the Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Security for all purposes under the senior indenture. Except as provided below or as we may otherwise agree in our sole discretion, owners of beneficial interests in a Global Security will not be entitled to have notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the senior indenture.

      Principal and interest payments on notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such notes. None of the Company, the Trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security for such notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

      We expect that the Depositary for the notes or its nominee, upon receipt of any payment of principal or interest, will credit immediately its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such notes as shown on the records of the Depositary or its nominee. We also expect that payments by such participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” (i.e., the name of a securities broker or dealer). Such payments will be the responsibility of such participants.

      If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue notes in definitive form in exchange for the entire Global Security representing such notes. In addition, the Company may at any time, and in its sole discretion, determine not to have the notes represented by the Global Security and, in such event, will issue notes in definitive form in exchange for the Global Security representing such notes. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in definitive form of notes represented by such Global Security equal in principal amount to such beneficial interest and to have such notes registered in its name. If an event of default with respect to the notes has occurred and is continuing, the Global Security may be exchanged for notes in definitive form. Notes so issued in definitive form will be issued as registered notes in denominations that are integral multiples of $25.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general discussion of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion applies only to beneficial owners of notes that purchase the notes upon their initial issuance at the initial offering price. Except where noted, this discussion deals only with notes held as capital assets and does not apply to holders that are subject to special tax rules. For example, this discussion does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting, insurance companies, or certain expatriates;

•	partnerships or other pass-through entities;

•	tax consequences to persons holding notes as part of a hedging, integrated or constructive sale or conversion transaction or a straddle;

•	tax consequences to U.S. holders of notes whose “functional currency” is not the U.S. dollar; or

•	any state, local or foreign tax consequences, or any federal tax consequences other than income tax consequences.

      If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership holding the notes, you should consult your tax advisor.

      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, and published rulings and judicial decisions, all as of the date of this prospectus supplement. Those authorities may be changed, possibly with retroactive effect, in which case the U.S. federal income tax consequences may be different from those discussed below.

      You should consult your own tax advisors concerning the U.S. federal income tax consequences to you of the purchase, ownership, and disposition of notes, and any consequences arising under the tax laws of any state, local or foreign jurisdiction.

Consequences to United States Holders

      The following discussion summarizes certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes. A U.S. holder means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

      Payments of Interest. Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

      Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount realized (less an amount equal to any accrued stated interest not previously includible in income, which will be taxable as ordinary income) and your adjusted tax basis in the note (generally your cost for that note). Any such gain or loss recognized will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

      Information Reporting and Backup Withholding. In general, information reporting requirements will apply to certain payments of principal and interest on the notes and to the proceeds of a sale of the notes unless you are an exempt recipient (such as a corporation). A backup withholding tax (currently at a rate of 30%) will apply to such payments if you fail to provide a correct taxpayer identification number or certification of exempt status, or if you are notified by the Internal Revenue Service (the “IRS”) that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns.

      Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to Non-United States Holders

      The following is a discussion of certain of the U.S. federal income tax consequences that generally will apply to you if you are a non-U.S. holder of notes. A non-U.S. holder is a beneficial owner of notes that, for U.S. federal income tax purposes, is (i) a non-resident alien or (ii) a corporation, estate or trust that is not a U.S. holder.

      U.S. Federal Withholding Tax. In general, any payment to you of interest on the notes that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will not be subject to U.S. federal withholding tax if:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and related U.S. Treasury Regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and

•	(a) you provide your name and address on an IRS Form W-8BEN, and certify, under penalty of perjury, that you are not a U.S. person or (b) you hold your notes through certain foreign intermediaries and you satisfy the certification requirements of applicable U.S. Treasury Regulations.

      If you do not satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (a) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under an applicable tax treaty or (b) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

      The 30% U.S. federal withholding tax generally will not apply to any payments of principal or any gain that you realize on the sale, exchange, retirement or other disposition of the notes.

      U.S. Federal Income Tax. If you are engaged in a trade or business in the United States and interest on any notes is effectively connected with the conduct of that trade or business (and, if certain tax treaties apply, such interest is attributable to a permanent establishment maintained in the U.S.) you will be subject to U.S. federal income tax on that interest on a net income basis (although generally exempt from the 30% withholding tax) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year (subject to adjustments) that are effectively connected with the conduct by you of a trade or business in the United States.

      Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless (1) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case you may have to pay a United States federal income tax of 30% (or lower applicable treaty rate) on the excess, if any, of such gain plus all other United States source capital gains recognized during the same taxable year over your United States source capital losses recognized during such taxable year, or (2) such gain is effectively connected with your conduct of a trade or business in the United States (and, if certain tax treaties apply, such gain is attributable to a permanent establishment maintained in the U.S.) in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with your conduct of a trade or business within the United States.

      Information Reporting and Backup Withholding. Backup withholding and information reporting will not apply to payments of interest if you have provided the required certification that you are a non-U.S. holder.

      In addition, information reporting will apply with respect to payments of principal on a note or the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge that you are a U.S. person or you otherwise establish an exemption. Backup withholding will not apply to such payments provided the payor does not have actual knowledge that you are a U.S. person.

      Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

      We intend to offer the notes through the underwriters named below, for whom Lehman Brothers Inc. Wachovia Securities, Inc., Stifel, Nicolaus & Company, Incorporated and U.S. Bancorp Piper Jaffray Inc. are acting as joint book-running managers and representatives. We have entered into an underwriting agreement, dated as of the date of this prospectus supplement, with the underwriters pursuant to which, on the terms and subject to the conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of notes listed opposite their names below:

Principal Amount
Underwriters	of Notes

Lehman Brothers Inc.	$26,250,000
Wachovia Securities, Inc.	25,625,000
Stifel, Nicolaus & Company, Incorporated	25,625,000
U.S. Bancorp Piper Jaffray Inc.	25,625,000
Advest, Inc.	3,125,000
Banc of America Securities LLC	3,125,000
ING Financial Markets LLC	3,125,000
Keefe, Bruyette & Woods, Inc.	3,125,000
Putnam Lovell NBF Securities Inc.	3,125,000
Quick & Reilly, Inc.	3,125,000
Sandler O’Neill & Partners, L.P.	3,125,000

$125,000,000

      The underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to customary conditions. The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

      The underwriters initially propose to offer part of the notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and in part to certain dealers at a price that represents a concession not in excess of 2.0% of the principal amount of the notes. The underwriters may allow, and such dealers may re-allow, a concession not in excess of 1.8% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the underwriters.

      The following table shows the underwriting discounts and commissions (expressed as a percentage of the principal amount of notes) to be paid by us to the underwriters in connection with this offering.

Paid by Delphi

Per note	3.15%

      We have granted the underwriters an option, exercisable until June 12, 2003, to purchase up to an additional $18,750,000 aggregate principal amount of notes at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. To the extent the option is exercised, each underwriter will become obligated to purchase approximately the same percentage of the additional notes as the underwriter purchased in the original offering. If the underwriters’ option is exercised in full, the total public offering price would be $143,750,000, the total underwriting discount would be $4,528,125 and total proceeds, before deducting expenses, to us would be $139,221,875.

      In connection with this offering, the representatives of the underwriters may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the representatives in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes, and short positions created by the representatives involve the sale by the representatives of a greater aggregate principal amount of notes than they are required to purchase from us. The representative also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the notes sold in the offering may reclaimed by the representatives if such notes are repurchased by the representatives in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

      The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the notes. We intend to list the notes on the New York Stock Exchange, and we expect trading in the notes on the Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the notes, the underwriters will undertake to sell the notes to a minimum of 400 beneficial owners.

      It is expected that delivery of the notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade notes on the date of this prospectus supplement or the next succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of notes who wish to trade notes on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.

      The Company has agreed with the underwriters not to, directly or indirectly, issue, sell, offer to sell, grant any option for the sale or otherwise dispose of, any of its debt securities in the retail debt market for a thirty day period commencing on the date of delivery of the notes without the prior written consent of the representatives.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

      In the ordinary course of their respective businesses, the underwriters and their respective affiliates may have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. They have received customary fees and commission for these transactions. Affiliates of Wachovia Securities, Inc., U.S. Bancorp Piper Jaffray Inc., Banc of America Securities LLC, ING Financial Markets LLC and Quick & Reilly, Inc. are lenders under our $150.0 million revolving credit facility and each of these affiliates will receive a portion of the amounts repaid under such credit facility with the net proceeds of this offering. Because more than 10% of the net proceeds of the offering may be paid to affiliates of the underwriters, this offering is being made in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

      We expect to have an estimated $250,000 of expenses, excluding underwriting discounts and commissions, in connection with this offering.

      You should read “Plan of Distribution” in the accompanying prospectus for further information regarding the distribution of the notes.

LEGAL OPINIONS

      Certain legal matters in connection with the offering of the notes will be passed upon for the Company by Chad W. Coulter, General Counsel of the Company. Certain legal matters in connection with the offering of the notes will be passed upon for the Company by Cahill Gordon & Reindel LLP, New York, New York, and for the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. has in the past performed, and continues to perform, legal services for the Company. As of March 31, 2003, Mr. Coulter was the beneficial owner of 77,873 shares of Delphi’s common stock, 1,207 shares of which were owned and the remainder of which were represented by stock options exercisable within sixty days thereof.

PROSPECTUS

$250,000,000

Delphi Financial Group, Inc.
Debt Securities
Preferred Stock
Class A Common Stock and Class A Common Stock Warrants
Delphi Finance Trust I
Trust Preferred Securities fully and unconditionally guaranteed to the extent provided in this prospectus by
Delphi Financial Group, Inc.

The following are types of securities that may be offered and sold under this prospectus:

• Debt Securities	• Trust Preferred Securities
• Preferred Stock (par value $0.01 per share)	• Guarantees of Trust Preferred Securities
• Class A Common Stock (par value $0.01 per share)	• Subordinated Deferrable Interest Debentures
• Class A Common Stock Warrants

A prospectus supplement, which must accompany this prospectus, will describe the securities Delphi Financial Group, Inc. and/or Delphi Finance Trust I are offering and selling, as well as the specific terms of the securities. Those terms may include, among others, as applicable:

• Maturity	• Redemption terms
• Interest rate	• Conversion terms
• Dividend rate	• Listing on a securities exchange
• Sinking fund terms	• Amount payable at maturity
• Ranking

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page 4 for certain information relevant to an investment in the securities offered hereby.

The securities may be offered in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents which Delphi Financial Group, Inc. and/or Delphi Finance Trust I may elect, or through underwriters and dealers which Delphi Financial Group, Inc. and/or Delphi Finance Trust I may select. If Delphi Financial Group, Inc. and/or Delphi Finance Trust I use agents, underwriters or dealers to sell the securities, Delphi Financial Group, Inc. and/or Delphi Finance Trust I, as applicable, will name them and describe their compensation in a prospectus supplement.

May 6, 2002

PROSPECTUS SUMMARY

      This prospectus is part of a registration statement that Delphi Financial Group, Inc. and Delphi Finance Trust I filed with the Securities and Exchange Commission utilizing a “shelf” registration process, relating to:

(i) Delphi Financial Group, Inc.’s debt securities, preferred stock, Class A Common Stock, Class A Common Stock warrants, subordinated deferrable interest debentures and guarantees of trust preferred securities; and

(ii) trust preferred securities of Delphi Finance Trust I.

      Under this shelf process, Delphi Financial Group, Inc. and Delphi Finance Trust I may sell the securities described in this prospectus in one or more offerings up to a total initial offering price of $250,000,000. This prospectus provides you with a general description of the securities that Delphi Financial Group, Inc. and Delphi Finance Trust I may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding Delphi Financial Group, Inc. or Delphi Finance Trust I and the Offered Securities, please refer to the registration statement. Each time Delphi Financial Group, Inc. or Delphi Finance Trust I sells securities it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

      In this prospectus and in the accompanying prospectus supplement, unless the context requires otherwise, “we,” “us,” “our” and the “Company” refer to Delphi Financial Group, Inc. and its subsidiaries, “Delphi” refers to Delphi Financial Group, Inc. only and not any of its subsidiaries, and “Delphi trust” or the “trust” refers to Delphi Finance Trust I.

Delphi Financial Group, Inc.

      Delphi is a holding company, organized as a Delaware corporation in 1987, whose subsidiaries provide integrated employee benefit services. We manage all aspects of employee absence to enhance the productivity of our clients and provide the related insurance coverages: long-term and short-term disability, excess and primary workers’ compensation, group life and travel accident. Our asset accumulation business emphasizes individual annuity products. We offer our products and services in all fifty states and the District of Columbia. Our two reportable segments are group employee benefit products and asset accumulation products.

Operating Strategy

      Our operating strategy is to offer financial products and services that have the potential for significant growth, that require specialized expertise to meet the individual needs of our customers and which provide us the opportunity to achieve superior operating earnings growth and returns on our shareholders’ capital.

      We have concentrated our efforts within certain niche insurance markets, primarily group employee benefits for small to mid-sized employers, where nearly all of the employment growth in the American economy has occurred in the last few years. We also market our group employee benefit products and services to large employers, emphasizing unique programs that integrate both employee benefit insurance coverages and absence management services. We also operate an asset accumulation business that focuses primarily on offering fixed annuities to individuals planning for retirement.

      Our primary operating subsidiaries are as follows:

      Reliance Standard Life Insurance Company, founded in 1907 and having administrative offices in Philadelphia, Pennsylvania, and its subsidiary, First Reliance Standard Life Insurance Company, underwrite a diverse portfolio of life and accident and health insurance products targeted principally to the employee benefits market. These companies also market asset accumulation products, primarily fixed annuities, to individuals and groups. Delphi, through Reliance Standard Life Insurance Company of Texas, acquired Reliance Standard Life and First Reliance Standard Life in November 1987.

      Safety National Casualty Corporation focuses primarily on providing workers’ compensation products to the self-insured market. Founded in 1942 and located in St. Louis, Missouri, Safety National is one of the oldest continuous writers of excess workers’ compensation insurance in the United States. We acquired Safety National in March 1996.

      Matrix Absence Management, Inc., headquartered in San Jose, California, provides integrated disability and absence management services to the employee benefits market across the United States. We acquired Matrix in June 1998.

      We are incorporated in the State of Delaware. Our principal executive offices are located at 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899. Our telephone number is (302) 478-5142. Our website is www.delphifin.com. The information contained on our website is not incorporated by reference into this prospectus.

The Trust

      Delphi Finance Trust I is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, executed by Delphi, as sponsor for such trust, and the trustees and (ii) the filing of a certificate of trust with the Delaware Secretary of State. The declaration of trust of the trust will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement that includes this prospectus.

      The trust exists for the exclusive purposes of

•	issuing and selling the trust preferred securities representing preferred undivided beneficial interests in the assets of the trust and trust common securities representing common undivided beneficial interests in the assets of the trust,

•	investing the gross proceeds of the trust securities in a series of subordinated deferrable interest debentures of Delphi and

•	engaging only in other necessary or incidental activities.

      All of the trust common securities will be directly or indirectly owned by Delphi. The trust common securities will rank equal with the trust preferred securities except that upon an event of default under the declaration, the rights of the holders of the trust common securities to payment in respect of distributions and payments will be junior, or subordinated, to the rights of the holders of the trust preferred securities. Delphi will, directly or indirectly, acquire trust common securities in an aggregate liquidation amount equal to 3% of the total capital of the trust. The trust has a term of approximately 55 years, but may terminate earlier as provided in the declaration of trust.

      The trust’s business and affairs will be conducted by the trustees appointed by Delphi as the direct or indirect holder of all the trust common securities. The holder of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the trust. The duties and obligations of such trustees shall be governed by the declaration of the trust, the Trust Indenture Act of 1939, as amended, and the Delaware Business Trust Act. A majority of the trustees of the trust will be persons who are employees or officers of or affiliated with Delphi.

      One trustee of the trust will be a financial institution which will be unaffiliated with Delphi and which will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, another trustee of the trust will have its principal place of business or reside in the State of Delaware. Delphi will pay all fees, expenses, debts and obligations (other than the trust securities) related to the trust and the offering of trust securities. The office of the Delaware trustee for the trust in the State of Delaware is Christiana Bank & Trust Company, 1314 King Street, Wilmington, Delaware 19801 (telephone number (302) 888-7400).

      The principal place of business of the trust shall be c/o Delphi Financial Group, Inc., 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899 (telephone number (302) 478-5142).

Cautionary Note Regarding Forward-Looking Statements

      In connection with, and because we desire to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements in this prospectus and in any other statement made by us, or on our behalf, whether in future filings with the SEC or elsewhere. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” “judgment” or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services and tax laws and regulations, market pricing and competitive trends relating to insurance products and services, acts of terrorism, and availability of reinsurance, and those relating specifically to our business, such as the level of our insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of our insurance products, the performance of our investment portfolio and changes in our investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of our insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by us, or on our behalf.

RISK FACTORS

      An investment in the offered securities involves a degree of risk. Prospective investors should carefully evaluate the following considerations in addition to the other information in this prospectus, including the information in the documents incorporated by reference, and the prospectus supplement before purchasing any of the securities offered hereby.

Risks Related to Us and Our Business

Because Delphi is a holding company, its ability to make payments in respect of the Offered Securities will depend on receipt of funds from subsidiaries and Delphi’s other financial resources.

      Because Delphi is a holding company, its ability to meet debt service obligations (including service obligations on any debt securities) and to make any payment required under the guarantees of any trust preferred securities, as well as to pay dividends on the Class A Common Stock or preferred stock and expenses, will depend upon receipt of sufficient funds from its subsidiaries, as well as our financial resources at the holding company level.

      We had approximately $62.6 million of financial resources available at the holding company level at December 31, 2001, which was primarily comprised of investments in the common stock of Delphi’s investment subsidiaries. The assets of the investment subsidiaries are primarily invested in fixed maturity securities and balances with independent investment managers. Financial resources available at the holding company level have decreased $204.3 million since December 31, 2000 primarily due to the liquidation of a substantial majority of the investments of Delphi’s investment subsidiaries. The balances with independent investment managers are substantially all withdrawable by us at least annually, subject to applicable notice requirements.

      Other current sources of liquidity at the holding company level include dividends paid from subsidiaries, primarily generated from operating cash flows and investments, and borrowings available under the revolving credit facilities pursuant to two credit agreements dated as of June 1, 2000 among Delphi and its lenders and their agents. Reliance Standard Life’s ability to pay dividends is subject to regulatory restrictions and, in the absence of regulatory approval, are generally limited within any 12-month period, in the aggregate, to the greater of Reliance Standard Life’s statutory net income for the preceding calendar year, or 10% of Reliance Standard Life’s statutory surplus as of the preceding December 31, determined in accordance with state insurance regulations. Reliance Standard Life will be permitted to make dividend payments of $24.3 million during 2002 without prior regulatory approval. Safety National’s ability to pay dividends is subject to regulatory restrictions and, in the absence of the requisite approvals, dividends are generally limited within any 12-month period, in the aggregate, to the lesser of 10% of Safety National’s statutory surplus as of the preceding December 31, or Safety National’s statutory net investment income for the preceding calendar year, determined in accordance with state insurance regulations. Safety National will be permitted to make dividend payments of $19.8 million during 2002 without prior regulatory approval. Additional dividends may also be paid by Reliance Standard Life and Safety National with the requisite approvals. At December 31, 2001, we had $165.0 million of borrowings available to us under our revolving credit facilities.

      Our current liquidity needs, in addition to funding lease commitments and other operating expenses, include principal and interest payments on outstanding borrowings under our revolving credit facilities, our 8.0% Senior Notes due 2003, the 8.5% senior secured notes of Safety National’s immediate parent company and our 8% subordinated notes due 2003, and distributions on the capital securities of our subsidiary, Delphi Funding L.L.C. The maximum amount of borrowings available under our revolving credit facilities, which expire in April 2003, is currently $190.0 million and will be reduced to $140.0 million in October 2002. Our Senior Notes mature in their entirety on October 1, 2003 and are not subject to any sinking fund requirements nor are they redeemable prior to maturity. The senior secured notes began maturing in $9.0 million annual installments in 1999 with a final maturity in May 2003 and have an outstanding principal balance of $18.0 million at December 31, 2001. Our subordinated notes mature in their entirety in June 2003. The junior subordinated debentures underlying the capital securities of Delphi Funding are not redeemable prior to March 25, 2007. We intend to refinance the revolving credit facilities and our Senior Notes prior to maturity.

Reserves established for future policy benefits and claims may prove inadequate.

      We establish reserves for future policy benefits and unpaid claims and claims expenses relating to our insurance products. These reserves are calculated using various generally recognized actuarial methodologies and are based upon assumptions that management believes are appropriate and which vary by type of product. The estimation process is complex and involves information obtained from company-specific and industry-wide data, as well as general economic information. The most significant assumptions made in the estimation process for future policy benefits relate to mortality, withdrawal, claim termination and interest rates. The reserves for unpaid claims and claim expenses are determined on an individual basis for reported claims and estimates of incurred but not reported losses are developed on the basis of past experience. The most significant assumptions made in the estimation process for unpaid claims and claim expenses are the trend in loss costs, the expected frequency and severity of claims, changes in the timing of the reporting of losses from the loss date to the notification date, and expected costs to settle unpaid claims. The assumptions vary based on the year the claim is incurred. Disability reserves for unpaid claims and claim expenses are discounted using interest rate assumptions based upon projected portfolio yield rates for the assets supporting the liabilities. The assets selected to support these liabilities produce cash flows that are intended to match the timing and amount of anticipated liability payments. Workers’ compensation claim reserves are discounted using interest rate assumptions based on the risk-free rate of return for U.S. Government securities with a duration comparable to the expected duration and payment pattern of the claims at the time the claims are settled. The methods for establishing such estimates and the resulting liabilities are continually reviewed and updated based on current circumstances, and any resulting adjustments are reflected in earnings currently.

      Our projected ultimate insurance liabilities and associated reserves are estimates. As estimates, these values are subject to variability. This variability arises because the factors and events affecting the ultimate liability for claim reserves have not all taken place, and thus cannot be evaluated with absolute certainty. If our actual loss experience is different from our assumptions or estimates, our reserves could be inadequate. In such event, our results of operations, liquidity or financial condition could be materially adversely affected.

The market values of our investments fluctuate.

      The market values of our investments vary depending on economic and market conditions, including interest rates, and such values can decline as a result of changes in such conditions. Increasing interest rates, for example, will typically have an adverse impact on the market values of the fixed maturity securities in our investment portfolio. If interest rates decline, we generally achieve a lower overall rate of return on investments of cash generated from our operations. In addition, in the event that investments are called or mature in a declining interest rate environment, we may be unable to reinvest the proceeds in securities with comparable interest rates. We may also be required in the future to sell certain investments at a price and a time when the market value of such investments is less than the book value of such investments.

Our investment and financing strategy exposes us to default, prepayment, extension and other risks.

      The management of our investment portfolio is an important component of our profitability since a substantial portion of our operating income is generated from the difference between the yield achieved on invested assets and the interest credited on policyholder funds and reserves.

      We are subject to the risk that the issuers of the fixed maturity securities we own will default on principal and interest payments. Although the weighted average credit rating of our fixed maturity portfolio as rated by Standard & Poor’s Corporation was “AA” at December 31, 2001, a major economic downturn or any of the various other factors that affect issuers’ ability to pay could result in issuer defaults. Because our investments consist primarily of fixed maturity securities and short-term investments, such defaults could materially adversely affect our results of operations, liquidity or financial condition. We continually monitor our investment portfolio and attempt to ensure that the risks associated with concentrations of investments in either a particular sector of the market or a single entity are limited.

      At December 31, 2001, approximately 25% of our total invested assets were comprised of mortgage-backed securities, of which approximately 36% are guaranteed by U.S. Government sponsored entities as to the full amount of principal and interest and the remaining 64% consists of investments in trusts created by banks and finance and mortgage companies. Mortgage-backed securities subject us to a degree of interest rate risk, including prepayment and extension risk, which is generally a function of the sensitivity of each security’s underlying collateral to prepayments under varying interest rate environments and the repayment priority of the securities in the particular securitization structure.

      Through our insurance subsidiaries, we maintain a program in which investments are financed using advances from various Federal Home Loan Banks. At December 31, 2001, we had outstanding advances of $162.0 million, of which $20.0 million were obtained during 2001. In 2001, we also repaid $6.5 million of FHLB advances that had been obtained in 2000. The advances, of which $150.0 million were obtained at a fixed rate and $12.0 million were obtained at a variable rate, have a weighted average term to maturity of 7.7 years. In addition, we have utilized reverse repurchase agreements, futures and option contracts and interest rate swap contracts from time to time in connection with our investment strategy. These transactions require us to maintain securities or cash on deposit with the applicable counterparty as collateral. As the market value of the collateral or contracts changes, we may be required to deposit additional collateral.

      The ability of our insurance subsidiaries to make investments is subject to the insurance laws and regulations of their respective states of domicile. Each of these states has comprehensive investment regulations. In addition, our revolving credit facilities and the 8.5% senior secured notes of Safety National’s immediate parent company also contain limitations on the composition of our investment portfolio.

Our financial position exposes us to interest rate risks.

      Because our primary assets and liabilities are financial in nature, our consolidated financial position and earnings are subject to risks resulting from changes in interest rates. We manage this risk by active portfolio management focusing on minimizing our exposure to fluctuations in interest rates by matching our invested assets and related liabilities and by periodically adjusting the crediting rates on our annuity products.

      We regularly analyze the results of our asset/liability matching through cash flow analysis and duration matching under multiple interest rate scenarios. These analyses enable us to measure the potential gain or loss in fair value of our interest-rate sensitive financial instruments due to hypothetical changes in interest rates. Based on these analyses, if interest rates were to immediately increase by 10% from their year-end levels, the fair value of our interest-sensitive assets, net of corresponding changes in the fair value of cost of business acquired and insurance and investment-related liabilities, would decline by approximately $38.0 million at December 31, 2001. These analyses incorporate numerous assumptions and estimates and assume no changes in the composition of our investment portfolio in reaction to such interest rate changes. Consequently, the results of this analysis will likely be materially different from the actual changes experienced under given interest rate scenarios.

Our ability to reduce our exposure to risks depends on the availability and cost of reinsurance.

      We transfer our exposure to some risks to others through reinsurance arrangements with other insurance and reinsurance companies. Under our reinsurance arrangements, another insurer assumes a specified portion of our losses and loss adjustment expenses in exchange for a specified portion of policy premiums. The availability, amount and cost of reinsurance depend on market conditions and may vary significantly. Any decrease in the amount of our reinsurance will increase our risk of loss. Furthermore, we are subject to credit risk with respect to reinsurance. We obtain reinsurance primarily through indemnity reinsurance transactions in which we are still liable for the transferred risks if the reinsurers fail to meet their financial obligations to us. Such failures could materially affect our results of operations, liquidity or financial condition.

      Some reinsurers experienced significant losses related to the terrorist events of September 11, 2001. As a result, we may incur higher reinsurance costs and less favorable terms and conditions. Also, there may be reduced availability of reinsurance for some types of exposures.

The insurance business is a heavily regulated industry.

      Our insurance subsidiaries, like other insurance companies, are highly regulated by state insurance authorities in the states in which they are domiciled and the other states in which they conduct business. Such regulations, among other things, limit the amount of dividends and other payments that can be made by such subsidiaries without prior regulatory approval and impose restrictions on the amount and type of investments such subsidiaries may have. These regulations also affect many other aspects of our insurance subsidiaries’ businesses, including, for example, risk-based capital requirements, various reserve requirements, the terms, conditions and manner of sale and marketing of insurance products and the form and content of required financial statements. These regulations are intended to protect policyholders rather than investors. The ability of our insurance subsidiaries to continue to conduct their businesses is dependent upon the maintenance of their licenses in these various states.

      From time to time, increased scrutiny has been placed upon the insurance regulatory framework, and a number of state legislatures have considered or enacted legislative measures that alter, and in many cases increase, state authority to regulate insurance companies. In addition to legislative initiatives of this type, the National Association of Insurance Commissioners and insurance regulators are continuously involved in a process of reexamining existing laws and regulations and their application to insurance companies. Furthermore, while the federal government currently does not directly regulate the insurance business, federal legislation and administrative policies in a number of areas, such as employee benefits regulation, age, sex and disability-based discrimination, financial services regulation and federal taxation, can significantly affect the insurance business. It is not possible to predict the future impact of changing regulation on our operations and those of our insurance subsidiaries.

      The National Association of Insurance Commissioners’ risk-based capital requirements for insurance companies take into account asset risks, insurance risks, interest rate risks and other relevant risks with respect to the insurer’s business and specify varying degrees of regulatory action to occur to the extent that an insurer does not meet the specified risk-based capital thresholds, with increasing degrees of regulatory scrutiny or intervention provided for companies in categories of lesser risk-based capital compliance. Although we believe that our insurance subsidiaries are adequately capitalized under the risk-based capital requirements and that the thresholds will not have any significant regulatory effect on us, were our insurance subsidiaries’ risk-based capital position to materially decline in the future, the insurance subsidiaries’ continued ability to pay dividends and the degree of regulatory supervision or control to which they are subjected may be affected.

      Our insurance subsidiaries can also be required, under solvency or guaranty laws of most states in which they do business, to pay assessments to fund policyholder losses or liabilities of insurance companies that become insolvent.

Almost half of the voting power of Delphi is controlled by Robert Rosenkranz, whose interests may differ from those of other securityholders.

      Each share of our Class A Common Stock entitles the holder to one vote and each share of our Class B Common Stock entitles the holder to a number of votes per share equal to the lesser of (1) the number of votes such that the aggregate of all outstanding shares of Class B Common Stock will be entitled to cast 49.9% of all of the votes represented by the aggregate of all outstanding shares of Class A Common Stock and Class B Common Stock or (2) ten votes. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. The holders of the Class A Common Stock vote as a separate class to elect one director of the Company. As of March 22, 2002, Mr. Robert Rosenkranz, our Chairman, President and Chief Executive Officer, by means of beneficial ownership of the corporate general partner of Rosenkranz & Company and direct or beneficial ownership, had the power to vote all of the outstanding shares of Class B Common Stock, which as of such date represented 49.9% of the voting power of the Common Stock. Holders of a majority of the combined voting power of our stockholders have the power to elect all of the members of our Board of Directors (other than the director elected by the holders of Class A Common Stock) and to determine the outcome of fundamental corporate transactions, including mergers and acquisitions, consolidations and sales of all or substantially all of our assets. We are a party to consulting and other agreements with certain affiliates of Rosenkranz & Company which are expected to continue in accordance with their terms.

The financial services industry is highly competitive.

      We compete with numerous other insurance and financial services companies both in connection with sales of insurance and asset accumulation products and integrated disability and absence management services and in acquiring blocks of business and companies. Many of these organizations have substantially greater asset bases, higher ratings from rating agencies, larger and more diversified portfolios of insurance products and larger agency sales operations. Competition in asset accumulation product markets is also encountered from the expanding number of banks, securities brokerage firms and other financial intermediaries marketing alternative savings products, such as mutual funds, traditional bank investments and retirement funding alternatives.

We may be adversely impacted by a decline in the ratings of our insurance subsidiaries.

      Ratings with respect to claims-paying ability and financial strength have become an increasingly important factor impacting the competitive position of insurance companies. Each of the rating agencies reviews its ratings of companies periodically and there can be no assurance that current ratings will be maintained in the future. Claims-paying and financial strength ratings are based upon factors relevant to policyowners and are not directed toward protection of investors. A downgrade in the ratings of our insurance subsidiaries could adversely affect sales of their products and could have a material adverse effect on the results of our operations.

Risks Related to the Offered Securities

      The material risks relating to the securities being offered will be described in the prospectus supplement relating to the offering of those securities.

WHERE YOU CAN FIND MORE INFORMATION

      We and the trust have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), a combined registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the “registration statement”) relating to the offered securities.

Delphi

      Delphi is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy and information statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website that contains reports, proxy and information statements and other information. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The website address is http://www.sec.gov. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Trust

      The trust is not currently subject to the information reporting requirements of the Exchange Act. No separate financial statements of the trust have been included herein. We do not believe that such financial statements would be material to holders of the trust preferred securities because:

(i) all of the voting securities of the trust will be owned, directly or indirectly, by Delphi, a reporting company under the Exchange Act,

(ii) the trust has no independent operations and exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the trust and investing the proceeds thereof in the subordinated deferrable interest debentures issued by Delphi and

(iii) the obligations of the trust under the trust securities are fully and unconditionally guaranteed by Delphi to the extent that the trust has funds available to meet such obligations.

See “The Trust,” “Description of the Trust Preferred Securities,” “Description of the Trust Preferred Securities Guarantees,” and “Description of the Subordinated Deferrable Interest Debentures.”

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows Delphi to “incorporate by reference” into this prospectus the information it files with the SEC, which means that it can disclose important information to you by referring to another document filed separately with the SEC. The information that Delphi files after the date of the initial registration statement and prior to the effectiveness of the registration statement will be deemed to be incorporated by reference into this prospectus. The information that Delphi files after the date of this prospectus with the SEC will automatically update and supersede this information. Delphi incorporates by reference into this prospectus the document listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

•	Annual Report on Form 10-K for the year ended December 31, 2001, filed on March 28, 2002.

      Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

      You may request a copy of any of the documents which are incorporated by reference in this prospectus, other than exhibits which are not specifically incorporated by reference into such documents, and Delphi’s and the trust’s constitutional documents, at no cost, by writing or telephoning us at the following:

Delphi Financial Group, Inc.

1105 North Market Street
Suite 1230
P.O. Box 8985
Wilmington, Delaware 19899
Attention: Secretary
Telephone: (302) 478-5142

      Neither Delphi nor the trust have authorized anyone to give any information or make any representation about Delphi or the trust that is different from, or in addition to, that contained in this prospectus or in any of the materials that Delphi or the trust have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

USE OF PROCEEDS

      Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes. The trust will invest all proceeds received from the sale of its trust securities in a particular series of subordinated deferrable interest debentures of Delphi, which will use such funds for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.

ACCOUNTING TREATMENT RELATING TO TRUST SECURITIES

      The financial statements of the trust that has issued trust securities will be consolidated with Delphi’s financial statements, with the trust preferred securities of the trust shown on Delphi’s consolidated financial statements as Delphi Financial Group, Inc. obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely subordinated debt securities of Delphi Financial Group, Inc. Delphi’s financial statements will include a footnote that discloses, among other things, that the sole asset of the trust included therein consists of subordinated deferrable interest debentures of Delphi, and will specify the designation, principal amount, interest rate and maturity date of such subordinated deferrable interest debentures.

      The accounting treatment of trust preferred securities may change as proposed in the Financial Accounting Standards Board concurrent Exposure Drafts “Accounting for Financial Instruments with Characteristics of Liabilities, Equity or Both” and “Proposed Amendment to FASB Concepts Statement No. 6 to Revise the Definition of Liabilities,” both dated October 27, 2000. These proposals, if accepted, would change the current accounting standard that allows trust preferred securities to be categorized into its own mezzanine (so-called temporary equity) line item on the balance sheet between debt and equity and instead, would reclassify such trust preferred securities as liabilities, which may have a significant impact on the debt/equity ratio of Delphi.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges of the Company for each of the periods indicated is set forth below for the periods indicated. For periods in which earnings before fixed charges were insufficient to cover fixed charges, the dollar amount of coverage deficiency (in millions), instead of the ratio, is disclosed.

	Fiscal Year Ended December 31,

	2001(1)	2000(1)	1999	1998	1997

Ratio of earnings to fixed charges	$(4.6)	$(6.1)	4.02x	5.57x	5.74x

(1)	The deficiency of $4.6 million and $6.1 million in 2001 and 2000, respectively, is primarily attributable to net realized investment losses which resulted from the other than temporary decline in the market value of certain fixed maturity securities in 2001 and the liquidation of a substantial majority of the investments of Delphi’s investment subsidiaries in 2000. These net realized investment losses, which totaled $70.3 million and $138.0 million in 2001 and 2000, respectively, are non-recurring charges which are included in the losses from continuing operations. In addition, the deficiency for 2001 reflects the impact of a charge of $44.3 million for reserve strengthening primarily related to an unusually high number of large losses in our excess workers’ compensation business.

      For the purpose of computing the ratios of earnings to fixed charges, earnings consist of pre-tax (loss) income from continuing operations adjusted to include distributed earnings of equity investees plus fixed charges. Fixed charges consist of interest expense, including amortization of debt discount, and such portion of rental expense as is estimated to be representative of the interest factor, all on a pre-tax basis.

      Because the Company had no preferred stock outstanding during any of the periods presented, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for each of the periods presented.

GENERAL DESCRIPTION OF OFFERED SECURITIES

      Delphi may offer from time to time under this prospectus, separately or together:

•	unsecured senior or subordinated debt securities,

•	preferred stock,

•	common stock, and

•	warrants to purchase common stock.

      The trust may offer from time to time under this prospectus trust preferred securities representing undivided beneficial interests in its respective assets, which will be fully and unconditionally guaranteed to the extent described in this prospectus by Delphi.

      The aggregate initial offering price of the offered securities will not exceed $250,000,000.

DESCRIPTION OF DEBT SECURITIES

General

      Delphi may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. Senior debt securities and subordinated debt securities may be issued pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and a trustee qualified under the Trust Indenture Act. The form of such indentures have been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will set forth the specific terms of any series of debt securities or provide that such terms shall be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

      The statements made below relating to the debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of debt securities.

Terms

      The debt securities will be our unsecured obligations.

      The senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.

      The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior indebtedness, which is defined in the section called “Ranking of Debt Securities” below.

      The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

(1) the title of such debt securities and whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

(2) the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

(3) the price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or, if applicable, the portion of the principal amount of such debt securities that is convertible into shares of Class A Common Stock or preferred stock or the method by which any such portion shall be determined;

(4) if convertible into Class A Common Stock or preferred stock, the terms on which such debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such Class A Common Stock or preferred stock for purposes of conversion;

(5) the date(s), or the method for determining such date or dates, on which the principal of such debt securities will be payable and, if applicable, the terms on which such maturity may be extended;

(6) the rate(s) (which may be fixed or floating), or the method by which such rate or rates shall be determined, at which such debt securities will bear interest, if any;

(7) the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(8) the place(s) where the principal of and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;

(9) the period(s), if any, within which, the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

(10) our obligation, if any, to redeem, repay or purchase such debt securities pursuant to any sinking fund (as defined in the applicable indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligations;

(11) if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12) whether the amount of payments of principal of or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

(13) whether the principal of or interest, if any, on the debt securities of the series are to be payable, at our election or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

(14) provisions, if any, granting special rights to the holders of debt securities of the series upon the occurrence of such events as may be specified;

(15) any deletions from, modifications of or additions to the events of default or our covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein;

(16) whether debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable indenture, and, if debt securities of the series are to be issuable as a global security, the identity of the depository for such series;

(17) the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to the debt securities of the series;

(18) if exchangeable into another series of debt securities, the terms on which such debt securities are exchangeable; and

(19) any other terms of the series of debt securities and any additions, deletions or modifications to the applicable indenture.

      If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof. In such cases, all material U.S. federal income tax considerations will be described in the applicable prospectus supplement.

      The terms of the debt securities may allow all or a portion of an installment of interest to be paid, for all or a part of the period of time such series of debt securities is outstanding, through the issuance of additional debt securities of such series in lieu of cash in satisfaction of the interest payment due (“Payment-in-Kind”), in accordance with the terms of the relevant indenture. The terms of such series of debt securities will be set forth in the prospectus supplement relating thereto.

      The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities and will contain information with respect to any deletions from, modifications of or additions to the events of default described below, including any addition of a provision providing event risk or similar protection. Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged transaction involving us or in the event of a change in control.

Denomination, Interest, Registration and Transfer

      We will issue the debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the applicable indenture or specified in, or pursuant to, an authorizing resolution and/or supplemental indenture, if any, relating to such series of debt securities.

      The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement.

However, at our option, interest payment may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities.

      Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

•	will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the trustee’s corporate trust office or at the office of any registrar designated by us for such purpose; and

•	may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by us for such purpose.

      No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

Ranking of Debt Securities

General

      We currently conduct substantially all of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries are the principal source of funds necessary to meet our debt service obligations. Regulatory restrictions, as well as our subsidiaries’ financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. In addition, holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Senior Debt Securities

      The senior debt securities will be our unsecured unsubordinated obligations and will:

•	rank equal in right of payment with all our other unsecured and unsubordinated indebtedness;

•	be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be effectively subordinated to all of our subsidiaries’ indebtedness and all mandatorily redeemable preferred stock of our subsidiaries.

      Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there will be no limitations in any senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred or preferred stock which may be issued by any of our subsidiaries.

Subordinated Debt Securities

      The subordinated debt securities will be our unsecured subordinated obligations. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness (as defined below). Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due shall be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the subordinated debt securities, or for the acquisition of any of the subordinated debt securities for cash, property or otherwise.

      If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character shall be made by or on behalf of us or any other person on our or their behalf with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities or to acquire any of the subordinated debt securities for cash, property or otherwise.

      If any other event of default occurs and is continuing with respect to any senior indebtedness, as such event of default is defined in the instrument creating or evidencing such senior indebtedness, permitting the holders of such senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of senior indebtedness gives written notice of the event of default to the trustee (a “default notice”), then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of senior indebtedness terminating the blockage period (as defined below), during the 179 days after the delivery of such default notice (the “blockage period”), neither we nor any other person on its behalf shall:

(1) make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities; or

(2) acquire any of the subordinated debt securities for cash, property or otherwise.

      Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the subordinated debt securities was due and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the senior indebtedness shall be, or be made, the basis for commencement of a second blockage period by the representative of such senior indebtedness whether or not within a period of 360 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

      The subordinated indentures will not restrict the amount of our or our subsidiaries’ senior indebtedness or other indebtedness. As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.

      “senior indebtedness,” unless otherwise specified in one or more applicable supplemental indentures or approved pursuant to a board resolution in accordance with the applicable indenture, means, with respect to us,

(1) the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (A) our indebtedness for money borrowed and (B) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party (including, for the avoidance of doubt, indentures pursuant to which senior debt securities have been or may be issued);

(2) all of our capital lease obligations;

(3) all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

(5) all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

(6) all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of our property or asset (whether or not such obligation is assumed by us) and

(7) any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (6) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument which contains express terms, providing that it is subordinate to or ranks equal with the subordinated debt securities.

      Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee or any of the holders.

Discharge

      Under the terms of the indenture, we will be discharged from any and all obligations in respect of the debt securities of any series and the applicable indenture (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if we deposit with the applicable trustee, in trust, moneys or U.S. government obligations in an amount sufficient to pay all the principal of, and interest on, the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities.

      In addition, unless the applicable prospectus supplement and supplemental indenture provide otherwise, we may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities (“defeasance”) or (2) to be released from our obligations with respect to such debt securities under certain covenants in the applicable indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities (“covenant defeasance”):

(1) by delivering all outstanding debt securities of such series to the trustee for cancellation and paying all sums payable by it under such debt securities and the indenture with respect to such series; or

(2) after giving notice to the trustee of our intention to defease all of the debt securities of such series, by irrevocably depositing with the trustee or a paying agent

(a) in the case of any debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest on such debt securities; and

(b) in the case of any debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which the debt securities are denominated sufficient to pay all principal of and interest on such debt securities.

Such a trust may only be established if, among other things:

(1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under or any material agreement or instrument to which we are a party or by which we are bound;

(2) no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment and, with respect to defeasance only, no bankruptcy proceeding with respect to us will have occurred and be continuing at any time during the period ending on the 91st day after such date; and

(3) we have delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable supplemental indenture.

      In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

      We, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the applicable debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that such modification, amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

(1) change the stated maturity of the principal of or any installment of interest with respect to the debt securities;

(2) reduce the principal amount of, or the rate of interest on, the debt securities;

(3) change the currency of payment of principal of or interest on the debt securities;

(4) modify the redemption provisions, if any, of any debt securities in any manner adverse to the holders of such series of debt securities;

(5) impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

(6) reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture relating to such series;

(7) modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default;

(8) in the case of any subordinated indenture, modify the subordination provisions thereof in any manner adverse to the holders of subordinated debt securities of any series then outstanding; or

(9) in the case of any convertible debt securities, adversely affect the right to convert the debt securities into Class A Common Stock or preferred stock in accordance with the provisions of the applicable indenture.

      Holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by us with any provision of the indenture relating to such debt securities (subject to the immediately preceding sentence); provided, however, that:

(1) without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of or interest on any debt security; and

(2) only the holders of a majority in principal amount of debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

      We, when authorized by a board resolution, and the trustee may amend or supplement the indentures or waive any provision of such indentures and the debt securities without the consent of any holders of debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to make any change that does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of holders of such debt securities in any material respect;

•	to provide for the assumption of our obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

•	to provide any security for or guarantees of such debt securities;

•	to add events of default with respect to such debt securities;

•	to add covenants that would benefit the holders of such debt securities or to surrender any rights or powers we have under the applicable indenture;

•	to make any change necessary for the registration of the debt securities under the Securities Act or to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of such debt securities in any material respect;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to add to or change any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the issuance of the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	to change or eliminate any of the provisions of the applicable indenture, provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture; or

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trust under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

Events of Default and Notice Thereof

      The following events are “events of default” with respect to any series of debt securities issued thereunder:

(1) failure to pay interest on any debt securities of such series within 60 days of when due or principal of any debt securities of such series when due (including any sinking fund installment);

(2) failure to perform any other agreement contained in the debt securities of such series or the indenture relating to such series (other than an agreement relating solely to another series of debt securities) for 60 days after notice; and

(3) certain events of bankruptcy, insolvency or reorganization with respect to us.

      Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement.

      The trustee under such indenture shall, within 90 days after the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of such debt securities notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the debt securities of such series or in the payment of a sinking fund installment, the trustee for such series shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such debt securities; and provided, further, that in the case of any default of the character specified in clause (2) above with respect to debt securities of such series, no such notice to holders of such debt securities will be given until at least 30 days after the occurrence thereof. We shall certify to the trustee annually as to whether any default exists.

      In the case of an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of debt securities shall occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such debt securities then outstanding to be due and payable immediately.

      In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all debt securities of such series then outstanding shall be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any debt securities of such series.

      Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the debt securities of such series) may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

      No holder of the debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series shall have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the debt securities of such series of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on such debt securities.

Conversion and Exchange Rights

      The terms and conditions, if any, upon which the debt securities of any series will be convertible into Class A Common Stock or preferred stock or upon which the senior debt securities of any series will be exchangeable into another series of debt securities will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such series of debt securities or at our option or automatic, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of debt securities.

The Trustee

      A trustee will be named under each indenture to act in such capacity in connection with each series of debt securities. Each indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

      The holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

      In case an event of default shall occur (and shall not be cured) under any indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for such series, such trustee shall exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee security and indemnity satisfactory to it.

Governing Law

      The indentures and the debt securities will be governed by the laws of the State of New York.

Global Securities; Book-Entry System

      We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository (the “depository”) identified in the prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company (“DTC”), as depository. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any nominee of such depository to a successor depository or any nominee of such successor.

      The specific terms of the depository arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to such series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

      Upon the issuance of a global security, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository (“participants”). Such accounts will be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

      We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

      So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

      Payments of principal of, and any interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. None of us, the trustee, any paying agent or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

      Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

      If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event we will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

      All moneys paid by us to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

DESCRIPTION OF CAPITAL STOCK OF DELPHI

      The following descriptions contained in “Description of Preferred Stock” and “Description of Common Stock” do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) Delphi’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”); and (ii) its By-Laws, which documents have been incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part.

      Delphi currently is authorized to issue 40,000,000 shares of Class A Common Stock, 20,000,000 shares of Class B Common Stock (the Class A Common Stock and Class B Common Stock shall be referred to collectively herein as the “Common Stock”) and 10,000,000 shares of preferred stock, par value $.01 per share. As of April 15, 2002, there were 16,869,820 shares of Class A Common Stock and 3,600,105 shares of Class B Common Stock outstanding. There are no shares of preferred stock outstanding.

      All issued outstanding shares are fully paid and nonassessable.

DESCRIPTION OF PREFERRED STOCK

General

      The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. Certain terms of any series of the preferred stock offered by any prospectus supplement will be described in the prospectus supplement relating to such series of the preferred stock. If so indicated in the prospectus supplement relating thereto, the terms of any such series may differ from the terms set forth below. The description of certain provisions of the preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the prospectus supplement relating thereto do not purport to be complete and are subject to, and qualified in their entirety by reference to, the Certificate of Incorporation, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part, and the certificate of designation relating to such series of preferred stock, which will be filed with the SEC in connection with the offering of such series of preferred stock.

      Under the Certificate of Incorporation, the Board of Directors of Delphi is authorized without further shareholder action to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, as shall be stated in the resolution or resolutions providing for the issue of a series of such stock, adopted at any time or from time to time by the Board of Directors of Delphi (as used herein the term “Board of Directors of Delphi” includes any duly authorized committee thereof). The preferred stock shall rank senior to the Common Stock as to payments of dividends or payments upon liquidation. Delphi may amend from time to time its Certificate of Incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, and the approval of the holders of a majority of the outstanding shares of all series of preferred stock voting together as a single class.

      The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below, unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including: (i) the title of such preferred stock and the number of shares offered; (ii) the liquidation preference per share; (iii) the price at which such preferred stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable, whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (v) any redemption or sinking fund provisions; (vi) the terms of any right to convert or exchange the preferred stock into other securities or property of Delphi; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such preferred stock.

      The preferred stock will, when issued, be fully paid and nonassessable and have no preemptive rights. Unless otherwise specified in the prospectus supplement relating to a particular series of the preferred stock, each series of the preferred stock will rank on a parity as to dividends and liquidation rights in all respects with any other series of the preferred stock.

Dividend Rights

      Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of Delphi, out of assets of Delphi legally available therefor, cash dividends at such rates and on such dates as are set forth in the prospectus supplement relating to such series of the preferred stock. Such rate may be fixed, variable or both. Each such dividend will be payable to the holders of record as they appear on the stock record books of Delphi on such record dates as will be fixed by the Board of Directors of Delphi. Dividends on any series of the preferred stock may be cumulative or noncumulative, as provided in the prospectus supplement relating thereto.

      Each series of preferred stock will be entitled to dividends as described in the prospectus supplement relating to such series, which may be based upon one or more methods of determination. Different series of the preferred stock may be entitled to dividends at different rates or based upon different methods of determination.

Rights Upon Liquidation

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of Delphi, the holders of each series of preferred stock will be entitled to receive out of assets of Delphi available for distribution to shareholders, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of the preferred stock upon liquidation, liquidating distributions in the amount set forth in the prospectus supplement relating to such series of the preferred stock plus an amount equal to accrued and unpaid dividends for then-current dividend period and, if such series of the preferred stock is cumulative, for all dividend periods prior thereto, all as set forth in the prospectus supplement relating to such shares.

Redemption

      Any series of the preferred stock may be redeemable, in whole or in part, at the option of Delphi, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times and at the redemption prices set forth in the prospectus supplement relating to such series.

Conversion and Exchange

      The terms, if any, on which shares of any series of the preferred stock are convertible into Class A Common Stock or exchangeable for debt securities will be set forth in the prospectus supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder or at the option of Delphi, in which case the number of shares of Class A Common Stock or the amount of debt securities to be received by the holders of preferred stock would be calculated as of a time and in the manner stated in the prospectus supplement.

Transfer Agent and Registrar

      First Union National Bank will be the transfer agent, registrar and dividend disbursement agent for the preferred stock. The registrar for shares of preferred stock will send notices to shareholders of meetings, if any, at which holders of the preferred stock have the right to vote on any matter.

Voting Rights

      Except as indicated in the prospectus supplement relating to a particular series of preferred stock, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to any voting rights.

      In addition to any voting rights that may be described in any prospectus supplement, under the Delaware General Corporation Law, the holders of the preferred stock will have the voting rights set forth under the caption “General” above with respect to amendments to the Certificate of Incorporation which would increase the number of authorized shares of preferred stock of Delphi.

DESCRIPTION OF COMMON STOCK

General

      Subject to the limitations imposed by the terms of Delphi’s preferred stock described above, holders of the Common Stock are entitled to participate equally in dividends as and when declared by the Board of Directors out of legally available funds. There are no sinking fund or redemption provisions applicable to the Common Stock and the shares of Common Stock are not convertible and do not have any preemptive rights. On liquidation, dissolution, or winding up of Delphi, whether voluntary or involuntary, after payments have been made to holders of outstanding shares of Delphi’s preferred stock, holders of the Common Stock have the right to share ratably in the remaining net assets available for distribution. All shares of Class A Common Stock sold hereunder will be fully paid and non-assessable.

      First Union National Bank is the Transfer Agent for the Common Stock. The Class A Common Stock is listed on the New York Stock Exchange.

Class A Common Stock and Class B Common Stock

      All currently outstanding shares of the Class B Common Stock and shares of the Class A Common Stock are fully paid and nonassessable. The holders of the currently outstanding Class B Common Stock and Class A Common Stock do not have any preemptive rights to subscribe for or purchase any additional securities issued by Delphi. No redemption or sinking fund provisions are associated with the Class A Common Stock or Class B Common Stock. Cumulative voting is not permitted by holders of either the Class A Common Stock or Class B Common Stock.

      Voting. Each share of Class A Common Stock entitles the holder thereof to one vote per share. Each share of Class B Common Stock entitles the holder thereof to a number of votes per share equal to the lesser of (1) the number of votes such that the aggregate of all outstanding shares of Class B Common Stock will be entitled to cast 49.9% of all of the votes represented by the aggregate of all outstanding shares of Class A Common Stock and Class B Common Stock or (2) ten votes. Proposals submitted to a vote of stockholders will be voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class (subject to any voting rights which may be granted to holders of preferred stock), except that holders of the Class A Common Stock will vote as a separate class to elect one director (the “Class A Director”) so long as the outstanding shares of Class A Common Stock represent at least 10% of the aggregate number of outstanding shares of Common Stock. At all meetings of the stockholders of Delphi, unless a separate vote of any class is required, the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, represented in person or by proxy, shall constitute a quorum for the transaction of business; and, generally, the affirmative vote of the holders of a majority of the votes cast at a meeting at which a quorum is present shall be the act of the stockholders of Delphi. The superior voting rights of the Class B Common Stock might discourage unsolicited merger proposals and unfriendly tender offers and may therefore deprive stockholders of any opportunity to sell their shares at a premium over prevailing market prices.

      Transfer. The Certificate of Incorporation does not contain any restrictions on the transfer of shares of Class A Common Stock. Upon transfer of shares of Class B Common Stock to any person except to a “Permitted Transferee” (as defined therein), such shares of Class B Common Stock will automatically be converted into an equal number of shares of Class A Common Stock. Permitted Transferees of any holder of Class B Common Stock include persons or entities who on January 24, 1990 were holders or beneficial owners of Class B Common Stock or had the right to acquire shares of Class B Common Stock upon the exercise of warrants, certain relatives of such holder of Class B Common Stock, the trustee of a trust exclusively for the benefit of such holder of Class B Common Stock and/or one or more of such holder’s Permitted Transferees, the estate of such holder of Class B Common Stock and certain corporations or partnerships of which two-thirds of the voting power is controlled by or under common control with such holder of Class B Common Stock.

      Conversion. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. If at any time the number of outstanding shares of Class B Common Stock falls below 5% of the aggregate number of issued and outstanding shares of Common Stock or the Board of Directors and the holders of a majority of the outstanding shares of Class B Common Stock approve the conversion of all of the Class B Common Stock into Class A Common Stock, then each outstanding share of Class B Common Stock shall automatically convert into one share of Class A Common Stock. In the event of a transfer of shares of Class B Common Stock, other than to a Permitted Transferee, each share of Class B Common Stock so transferred shall be automatically converted into one share of Class A Common Stock.

      Dividends. Holders of Class A Common Stock and Class B Common Stock are entitled to receive cash dividends pro rata on a per share basis if and when such dividends are declared by the Board of Directors of Delphi from funds legally available therefor. In the case of any dividend paid other than in cash, holders of Class A Common Stock and Class B Common Stock are entitled to receive such dividend pro rata on a per share basis. Dividends paid in common stock may be paid (i) in shares of Class A Common Stock on the Class A Common Stock and Class B Common Stock, (ii) in shares of Class B Common Stock on the Class A Common Stock and Class B Common Stock and (iii) in shares of Class A Common Stock on the Class A Common Stock and in shares of Class B Common Stock on the Class B Common Stock.

      Liquidation, Merger or Consolidation. Holders of Class A Common Stock and Class B Common Stock share with each other, after payments of any preferential amounts to which the holders of preferred stock are entitled, on a ratable basis as a single class, in the net assets of the Company available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of liquidation or any payments made on the Common Stock in the event of a merger or consolidation of Delphi.

      Other Terms. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless contemporaneously therewith the other class of shares is subdivided or combined in the same proportion.

      Additional shares of Class B Common Stock may not be issued except (i) in payment of a stock dividend on then outstanding shares of Class B Common Stock; (ii) in connection with a stock split, reclassification or other subdivision of then outstanding shares of Class B Common Stock; and (iv) pursuant to the Company’s Long-Term Performance-Based Incentive Plan.

Delaware Law and Certain Provisions of Delphi’s Certificate of Incorporation

      Delphi is subject to the provisions of Section 203 of the Delaware General Corporation Law (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

      The Certificate of Incorporation prohibits stockholders from taking any action without a meeting, except upon unanimous written consent. In addition, special meetings of stockholders may only be called by the Board of Directors. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors of Delphi. The Certificate of Incorporation also provides that the Board of Directors has the exclusive power to fill newly created directorships and vacancies in the Board. The Certificate of Incorporation provides that directors of Delphi will not be personally liable for monetary damages for breach of the director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Delphi or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchase or redemptions as provided in section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation provides that Delphi shall indemnify its officers and directors to the fullest extent permitted by Delaware law.

DESCRIPTION OF CLASS A COMMON STOCK WARRANTS

General

      Delphi may issue Class A Common Stock warrants independently or together with any securities offered by any prospectus supplement and such Class A Common Stock warrants may be attached to or separate from such securities. Each series of Class A Common Stock warrants will be issued under a separate warrant agreement to be entered into between Delphi and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the certificates representing the Class A Common Stock warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Class A Common Stock warrant certificates or beneficial owners of Class A Common Stock warrants.

      The following summaries of certain provisions of the warrant agreement and Class A Common Stock warrant certificate are not complete. You should review the warrant agreement relating to, and the Class A Common Stock warrant certificate representing, a series of Class A Common Stock warrants.

      The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series. Class A Common Stock warrants for the purchase of Class A Common Stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

      An applicable prospectus supplement will set forth and describe other specific terms regarding each series of Class A Common Stock warrants offered hereby, including:

(1) the offering price;

(2) the number of shares of Class A Common Stock purchasable upon exercise of each such Class A Common Stock warrant and the price at which such number of shares of Class A Common Stock may be purchased upon such exercise;

(3) the date on which the right to exercise such Class A Common Stock warrants shall commence and the date on which such right shall expire; and

(4) any other terms of such Class A Common Stock warrants.

Exercise of Class A Common Stock Warrants

      Each Class A Common Stock warrant will entitle the holder thereof to purchase such shares of Class A Common Stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered Class A Common Stock warrants. After the close of business on the expiration date of each Class A Common Stock warrant or such later date to which such expiration date may be extended by us, unexercised Class A Common Stock warrants will become void.

      Class A Common Stock warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the shares of Class A Common Stock purchasable upon such exercise, together with certain information set forth on the reverse side of the Class A Common Stock warrant certificate. Upon receipt of such payment and the Class A Common Stock warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the shares of Class A Common Stock purchasable upon such exercise. If fewer than all of the Class A Common Stock warrants represented by such Class A Common Stock certificate are exercised, a new Class A Common Stock warrant certificate will be issued for the remaining amount of Class A Common Stock warrants.

Amendments and Supplements to Warrant Agreement

      The warrant agreement for a series of Class A Common Stock warrants may be amended or supplemented without the consent of the holders of the Class A Common Stock warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Class A Common Stock warrants and that do not adversely affect the interests of the holders of the Class A Common Stock warrants.

Class A Common Stock Warrant Adjustments

      Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of Class A Common Stock covered by, a Class A Common Stock warrant are subject to adjustment in certain events, including:

(1) the issuance of shares of Class A Common Stock as a dividend or distribution on the Class A Common Stock;

(2) certain subdivisions and combinations of Class A Common Stock;

(3) the issuance to all holders of shares of Class A Common Stock of certain rights or warrants entitling them to subscribe for or purchase shares of Class A Common Stock, at less than the current market value, as defined in the applicable warrant agreement for such series of Class A Common Stock warrants; and

(4) the distribution to all holders of shares of Class A Common Stock of certain evidences of our indebtedness or assets, other than certain cash dividends and distributions described below.

      No adjustment in the exercise price of, and the number of shares of Class A Common Stock covered by, a Class A Common Stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least one percent in the exercise price and exercise rate then in effect; provided, however, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of Class A Common Stock covered by, a Class A Common Stock warrant will not be adjusted for the issuance of shares of Class A Common Stock or any securities convertible into or exchangeable for shares of Class A Common Stock, or securities carrying the right to purchase any of the foregoing.

      In the case of:

(1) a reclassification or change of the shares of Class A Common Stock;

(2) certain consolidation or merger events involving us; or

(3) a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety,

in each case as a result of which holders of our shares of Class A Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such shares of Class A Common Stock, the holders of the Class A Common Stock warrants then outstanding will be entitled thereafter to convert such Class A Common Stock warrants into the kind and amount of shares of Class A Common Stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Class A Common Stock warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      The trust may issue only one series of trust preferred securities having terms described in the prospectus supplement relating thereto. The declaration of the trust authorizes the regular trustees of the trust to issue on behalf of the trust one series of trust preferred securities. The declaration will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the declaration or made part of the declaration by the Trust Indenture Act and the Delaware Business Trust Act. The following summary of the principal terms and provisions of the trust preferred securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the applicable prospectus supplement, the declaration (the form of which is filed as an exhibit to the registration statement of which this prospectus is a part), the Delaware Business Trust Act and the Trust Indenture Act.

General

      The declaration of the trust will authorize the regular trustees, on behalf of the trust, to issue the trust preferred securities, which will represent preferred undivided beneficial interests in the assets of the trust, and the trust common securities, which represent common undivided beneficial interests in the assets of the trust. All of the trust common securities will be owned directly or indirectly by Delphi.

      The trust common securities will rank equally, and payments will be made thereon on a pro rata basis, with the trust preferred securities, except that upon the occurrence and during the continuation of a declaration event of default, the rights of the holders of the trust common securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights to payment of the holders of the trust preferred securities.

      The declaration of the trust will not permit the issuance by the trust of any securities other than the trust securities or the incurrence of any indebtedness by the trust.

      Pursuant to the declaration of the trust, the property trustee will own and hold the subordinated deferrable interest debentures of Delphi for the benefit of the trust and the holders of the trust securities. The payment of distributions out of money held by the trust, and payments upon redemption of the trust preferred securities or liquidation of the trust, will be guaranteed by Delphi as described under “Description of the Trust Preferred Securities Guarantee.”

      The trust preferred guarantee trustee will hold the trust preferred securities guarantee for the benefit of the holders of such trust preferred securities. The trust preferred securities guarantee will not cover payment of distributions on such trust preferred securities when the trust does not have sufficient available funds in the property account to make such distributions.

Terms

      The specific terms of the trust preferred securities of the trust will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

(1) the distinctive designation of such trust preferred securities;

(2) the number of trust preferred securities issued by the trust;

(3) the annual distribution rate (or method of determining such rate) for trust preferred securities issued by the trust and the date or dates upon which such distributions will be payable on a quarterly basis to holders of trust preferred securities outstanding;

(4) whether distributions on trust preferred securities issued by the trust shall be cumulative and, in the case of trust preferred securities having cumulative distribution rights, the date(s) or method of determining the date(s) from which distributions on trust preferred securities issued by the trust will be cumulative;

(5) the amount(s) which will be paid out of the assets of the trust to purchase or redeem trust preferred securities issued by the trust and the price(s) at which, the period(s) within which, and the terms and conditions upon which trust preferred securities issued by the trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation;

(6) the voting rights, if any, of trust preferred securities issued by the trust in addition to those required by law, including any requirement for the approval by the holders of trust preferred securities, as a condition to specified action or amendments to the declaration of the trust; and

(7) any other relevant rights, preferences, privileges, limitations or restriction of trust preferred securities issued by the trust not inconsistent with the declaration of the trust or with applicable law.

      All trust preferred securities offered hereby will be guaranteed by Delphi to the extent described under “Description of the Trust Preferred Securities Guarantees” below.

      Any applicable United States federal income tax considerations applicable to any offering of trust preferred securities will be described in the prospectus supplement relating thereto.

      In connection with the issuance of trust preferred securities, the trust will issue one series of trust common securities. The declaration of the trust authorizes the regular trustees of the trust to issue on behalf of the trust one series of trust common securities having terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the trust common securities issued by the trust will be substantially identical to the terms of the trust preferred securities issued by the trust and the trust common securities will rank equal, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. All of the trust common securities of the trust will be directly or indirectly owned by Delphi.

Distributions

      Unless the applicable prospectus supplement and applicable supplemental indenture provide otherwise, Delphi will have the right under the indenture to defer payments of interest on the subordinated deferrable interest debentures by extending the interest payment period from time to time on the subordinated deferrable interest debentures which, if exercised, would defer quarterly distributions on the trust preferred securities (though such distributions would continue to accrue interest since interest would continue to accrue on the subordinated deferrable interest debentures) during any such extended interest payment period.

      In the event that Delphi exercises this right, then during the term of such deferral Delphi shall not:

(a) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock,

(b) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Delphi which rank equal with or junior to the subordinated deferrable interest debentures, and

(c) make any guarantee payments (other than pursuant to the trust preferred securities guarantee) with respect to the foregoing.

      Notwithstanding the foregoing restrictions, Delphi will be permitted, in any event, to make dividend, redemption, liquidation and guarantee payments on capital stock, and interest, principal, redemption and guarantee payments on debt securities issued by Delphi ranking equal with or junior to subordinated deferrable interest debentures, where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such payment is being made.

      Prior to the termination of any such extension period, Delphi may further extend the interest payment period; provided, however, that such extension period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the subordinated deferrable interest debentures.

      Upon the termination of any extension period and the payment of all amounts then due, Delphi may select a new extension period as if no extension period had previously been declared, subject to the above requirements. See “— Voting Rights” below and “Description of the Subordinated Deferrable Interest Debentures — Certain Covenants.”

      If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the trust preferred securities, if funds are available therefor, as they appear on the books and records of the trust on the record date immediately following the termination of such extension period.

      Distributions on the trust preferred securities of the trust must be paid on the dates payable to the extent that the trust has funds available for the payment of such distributions in the property account. The trust’s funds available for distribution to the holders of the trust preferred securities will be limited to payments received under the subordinated deferrable interest debentures. See “Description of the Subordinated Deferrable Interest Debentures.” The payment of distributions out of moneys held by the trust will be guaranteed by Delphi as described under “Description of the Trust Preferred Securities Guarantee.”

      Distributions on the trust preferred securities will be payable to the holders thereof as they appear on the books and records of the trust on the relevant record dates, which, as long as the trust preferred securities remain in book-entry only form, will be one business day (as defined herein) prior to the relevant payment dates, which payment dates correspond to the interest payment dates on the subordinated deferrable interest debentures. Such distributions will be paid through the property trustee, who will hold amounts received in respect of the subordinated deferrable interest debentures in the property account for the benefit of the trust and the holders of trust securities.

      Subject to any applicable laws and regulations and the provisions of the declaration of trust, each such payment will be made as described under “— Global Securities; Book-Entry System” below.

      In the event the trust preferred securities did not continue to remain in book-entry only form, the regular trustees will have the right to select relevant record dates which shall be at least one business day, but less than 60 business days, prior to the relevant payment dates.

      In the event that any date on which distributions are to be made on the trust preferred securities is not a business day, then payment of the distributions payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay) except that if such business day is in the next succeeding calendar year, such payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. A “business day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

Mandatory and Optional Redemption

      Unless provided otherwise in the applicable prospectus supplement, upon the repayment of the subordinated deferrable interest debentures, whether at maturity or upon acceleration, redemption or otherwise, the proceeds from such repayment or payment will simultaneously be applied to redeem trust securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated deferrable interest debentures so repaid or redeemed at the redemption price; provided, however, that except in the case of payments upon maturity, holders of trust securities shall be given not less than 30 nor more than 60 days’ notice of such redemption. See “— Redemption Procedures” and “Description of the Subordinated Deferrable Interest Debentures.” In the event that fewer than all of the outstanding trust preferred securities are to be redeemed, the trust preferred securities will be redeemed as described under “— Global Securities; Book-Entry System” below.

Special Event Redemption or Distribution

      Distribution Upon the Occurrence of a Special Event. If, at any time, a Tax Event or an Investment Company Event (each, as defined below, a “Special Event”) shall occur and be continuing, the trust shall, except in the circumstances described below under “Redemption Upon the Occurrence of a Tax Event,” be dissolved with the result that, after satisfaction of liabilities to creditors, subordinated deferrable interest debentures, with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the trust securities, would be distributed to the holders of the trust securities, in liquidation of such holders’ interests in the trust on a pro rata basis, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such termination, dissolution and distribution, the regular trustees shall have received an opinion from a nationally recognized independent tax counsel experienced in such matters (a “No Recognition Opinion”), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that neither the trust nor the holders of the trust securities will recognize any gain or loss for United States federal income tax purposes as a result of such termination and dissolution of the trust and the distribution of the subordinated deferrable interest debentures; and provided, further, that, if there is available to the trust the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the trust, Delphi or the holders of the trust securities, the trust will pursue such measure in lieu of dissolution.

      If subordinated deferrable interest debentures are distributed to the holders of the trust preferred securities, then Delphi will use its best efforts to have the subordinated deferrable interest debentures listed on such securities exchange as the trust preferred securities are then listed, if any.

      After the date for any distribution of subordinated deferrable interest debentures upon termination of the trust, (i) the trust preferred securities and trust preferred securities guarantee will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the trust preferred securities, will receive a registered global certificate or certificates representing subordinated deferrable interest debentures to be delivered upon such distribution and (iii) any certificates representing trust preferred securities not held by the depositary or its nominee will be deemed to represent subordinated deferrable interest debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the trust preferred securities, until such certificates are presented to Delphi or its agent for transfer or reissuance.

      There can be no assurance as to the market prices for the subject trust preferred securities or the subordinated deferrable interest debentures that may be distributed in exchange for the trust preferred securities if a termination and liquidation of the trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, whether pursuant to the offer hereby or in the secondary market, or the subordinated deferrable interest debentures that the investor may receive on termination and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities.

      Redemption Upon the Occurrence of a Tax Event. If, in the case of the occurrence and continuation of a Tax Event, and (i) the applicable regular trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered or (ii) Delphi has provided the applicable regular trustees with a Dissolution Tax Opinion (as defined below); then Delphi shall have the right, upon not less than 30 nor more than 60 days’ notice, to redeem the subordinated deferrable interest debentures in whole or in part for cash within 90 days following the occurrence of such Tax Event at a price equal to the sum of

(x) 100% of the principal amount of the subordinated deferrable interest debentures to be redeemed and

(y) accrued and unpaid interest thereon to the date fixed for redemption, and,

following such redemption, trust securities with an aggregate liquidation amount equal to the aggregate principal amount of the subordinated deferrable interest debentures so redeemed shall be redeemed by the trust at the redemption price on a pro rata basis; provided, however, that, if there is available to Delphi or the trust the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the trust, Delphi or the holders of the trust securities, Delphi or the trust will pursue such measure in lieu of redemption.

      Definitions. As used herein the following terms have the meanings specified below:

      “Investment Company Event” means that Delphi has provided the regular trustees with an opinion from a nationally recognized independent counsel experienced in practice under the 1940 Act (as hereinafter defined) to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a “Change in 1940 Act Law”), there is more than an insubstantial risk that the trust is or will be considered an “investment company” which is required to be registered under the Investment Company Act of 1940, as amended (the “1940 Act”), which Change in 1940 Act Law becomes effective on or after the date of this prospectus.

      “Tax Event” means that Delphi has provided the regular trustees with an opinion from a nationally recognized independent tax counsel experienced in such matters (a “Dissolution Tax Opinion”) to the effect that, on or after the date of the applicable prospectus supplement, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after the date of the applicable prospectus, there is more than an insubstantial risk that (i) the trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to interest accrued or received on the subordinated deferrable interest debentures, or (ii) the trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by Delphi to the trust on the subordinated deferrable interest debentures is not, or within 90 days of the date thereof will not be, deductible, in whole or in part, by Delphi for United States federal income tax purposes.

Redemption Procedures

      The trust may not redeem fewer than all of the outstanding trust preferred securities unless all accrued and unpaid distributions have been paid on all applicable trust securities for all quarterly distribution periods terminating on or prior to the date of redemption.

      If the trust gives a notice of redemption in respect of the trust preferred securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that Delphi has paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the subordinated deferrable interest debentures, the trust will irrevocably deposit with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of trust preferred securities. See “— Global Securities; Book-Entry System.”

      If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of the trust preferred securities so called for redemption will cease, except the right of the holders of the trust preferred securities to receive the redemption price, but without interest on such redemption price.

      In the event that any date fixed for redemption of the trust preferred securities is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day.

      In the event that payment of the redemption price in respect of the trust preferred securities is improperly withheld or refused and not paid either by the trust or by Delphi pursuant to the related trust preferred securities guarantee, distributions on the trust preferred securities will continue to accrue, from the original redemption date to the actual date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

      In the event that fewer than all of the outstanding trust preferred securities are to be redeemed, the trust preferred securities will be redeemed as described under “— Global Securities; Book-Entry System” below.

      Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), Delphi or its affiliates may, at any time and from time to time, purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

Liquidation Distribution Upon Termination

      In the event of any voluntary or involuntary termination, dissolution or winding-up of the trust, the holders of the trust preferred securities at that time will be entitled to receive out of the assets of the trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the liquidation amount plus accrued and unpaid distributions thereon to the date of payment (the “liquidation distribution”), unless, in connection with such termination, dissolution or winding-up, subordinated deferrable interest debentures in an aggregate principal amount equal to the aggregate liquidation amount of, with an interest rate identical to the distribution rate of, and bearing accrued and unpaid interest equal to accrued and unpaid distributions on, the trust preferred securities, have been distributed on a pro rata basis to the holders of trust preferred securities in exchange for the trust preferred securities.

      If, upon any such termination, dissolution or winding-up, the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust preferred securities shall be paid on a pro rata basis. The holders of the trust common securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the trust preferred securities, except that if a declaration event of default has occurred and is continuing, the trust preferred securities shall have a preference over the trust common securities with regard to such distributions.

      Pursuant to the declaration, the trust shall dissolve

(i) on the expiration of the term of the trust,

(ii) upon the bankruptcy of Delphi or the holder of the trust common securities,

(iii) upon the filing of a certificate of dissolution or its equivalent with respect to Delphi or the holder of the common securities or the revocation of the charter of Delphi or the holder of the trust common securities and the expiration of 90 days after the date of revocation without a reinstatement thereof,

(iv) upon the distribution of the subordinated deferrable interest debentures following the occurrence of a Special Event,

(v) upon the entry of a decree of a judicial dissolution of Delphi or the holder of the common securities or the trust or

(vi) upon the redemption of all of the trust securities.

Declaration Events of Default

      An event of default under an applicable indenture (an “indenture event of default”) (see “Description of the Subordinated Deferrable Interest Debentures — Events of Default”) constitutes an event of default under the declaration with respect to the trust securities (a “Declaration Event of Default”); provided, however, that pursuant to the declaration, the holder of the trust common securities will be deemed to have waived any declaration event of default with respect to the trust common securities or its consequences until all declaration events of default with respect to the trust preferred securities have been cured, waived or otherwise eliminated.

      Until the declaration events of default with respect to the trust preferred securities have been so cured, waived or otherwise eliminated, the applicable property trustee will be deemed to be acting solely on behalf of the holders of the trust preferred securities and only the holders of the trust preferred securities will have the right to direct the property trustee with respect to certain matters under the declaration, and therefore the indenture.

      If a declaration event of default with respect to the trust preferred securities is waived by holders of trust preferred securities, such waiver will also constitute the waiver of such declaration event of default with respect to the trust common securities for all purposes under the declaration, without any further act, vote or consent of the holders of the trust common securities.

      During the existence of a declaration event of default, the applicable property trustee, as the sole holder of the subordinated deferrable interest debentures, will have the right under the indenture to declare the principal of, and interest on, the subordinated deferrable interest debentures to be immediately due and payable.

      If a declaration event of default occurs that results from the failure of Delphi to pay principal of or interest on the subordinated deferrable interest debentures when due, during the continuance of such an event of default a holder of trust preferred securities may institute a legal proceeding directly against Delphi to obtain payment of such principal or interest on subordinated deferrable interest debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities owned of record by such holder. The holders of trust preferred securities will not be able to exercise directly against Delphi any other remedy available to the property trustee unless the property trustee first fails to do so.

Voting Rights

      Except as provided below and except as provided under the Delaware Business Trust Act, the Trust Indenture Act and under “Description of the Trust Preferred Securities Guarantee — Amendments and Assignment” below, and except as otherwise required by law and the declaration, and the applicable prospectus supplement, the holders of the trust preferred securities will have no voting rights. In the event that Delphi elects to defer payments of interest on the subordinated deferrable interest debentures as described above under “— Distributions,” the holders of the trust preferred securities do not have the right to appoint a special representative or trustee or otherwise act to protect their interests.

      Subject to the requirement of the property trustee obtaining a tax opinion as set forth below, the holders of a majority in aggregate liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee, or to direct the exercise of any trust or power conferred upon the property trustee under the declaration of trust, including the right to direct such property trustee, as the holder of the subordinated deferrable interest debentures, to:

(i) direct the time, method and place of conducting any proceeding for any remedy available to the subordinated debt trustee (as hereinafter defined) under the indenture with respect to the subordinated deferrable interest debentures,

(ii) waive any past indenture event of default which is waivable under the indenture,

(iii) exercise any right to rescind or annul a declaration that the principal of all the subordinated deferrable interest debentures shall be due and payable, or

(iv) consent to any amendment, modification or termination of the indenture or the subordinated deferrable interest debentures, where such consent shall be required; provided, however, that where a consent under the indenture would require the consent of the holders of greater than a majority in principal amount of subordinated deferrable interest debentures affected thereby (a “super-majority”), only the holders of at least the proportion in liquidation amount of the trust preferred securities which the relevant super-majority represents of the aggregate principal amount of the subordinated deferrable interest debentures may direct such property trustee to give such consent.

      If the property trustee fails to enforce its rights under the declaration (including, without limitation, its rights, powers and privileges as the holder of the subordinated deferrable interest debentures under the indenture), a holder of trust preferred securities may to the extent permitted by applicable law institute a legal proceeding directly against any person to enforce the property trustee’s rights under the declaration without first instituting any legal proceeding against the property trustee or any other person or entity.

      Following and during the continuance of a declaration event of default that results from the failure of Delphi to pay principal of or interest on the subordinated deferrable interest debentures when due, a holder of trust preferred securities may also proceed directly against Delphi, without first waiting to determine if the property trustee has enforced its rights under the declaration, to obtain payment of such principal or interest on subordinated deferrable interest debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities owned of record by such holder.

      The property trustee shall notify all holders of the trust preferred securities of any notice of default received from the subordinated debt trustee with respect to the subordinated deferrable interest debentures. Such notice shall state that such indenture event of default also constitutes a declaration event of default.

      The property trustee shall not take any action described in clauses (i), (ii), (iii) or (iv) above unless the property trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the trust will not be classified as other than a grantor trust for United States federal income tax purposes and each holder of trust securities will not cease to be treated as owning an undivided beneficial interest in the subordinated deferrable interest debentures.

      In the event the consent of the property trustee, as the holder of the subordinated deferrable interest debentures, is required under the indenture with respect to any amendment, modification or termination of the indenture, the property trustee shall request the direction of the holders of the trust securities with respect to such amendment, modification or termination.

      The property trustee shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the trust preferred securities and, if no declaration event of default has occurred and is continuing, a majority in liquidation amount of the trust common securities, voting together as a single class, provided that where a consent under the indenture would require the consent of a super-majority, such property trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the trust preferred securities and trust common securities, respectively, which the relevant super-majority represents of the aggregate principal amount of the subordinated deferrable interest debentures outstanding.

      A waiver of an indenture event of default will constitute a waiver of the corresponding declaration event of default.

      Any required approval or direction of holders of trust preferred securities may be given at a separate meeting of holders of trust preferred securities convened for such purpose, at a meeting of all of the holders of trust securities or pursuant to written consent. The applicable regular trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of trust preferred securities. Each such notice will include a statement setting forth:

(i) the date of such meeting or the date by which such action is to be taken,

(ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and

(iii) instructions for the delivery of proxies or consents.

No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel trust preferred securities or distribute subordinated deferrable interest debentures in accordance with the declaration.

      Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned at such time by Delphi or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Delphi, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

      Holders of the trust preferred securities will have no rights to appoint or remove the trustees, who may be appointed, removed or replaced solely by Delphi, as the direct or indirect holder of all the trust common securities.

Modification of the Declaration

      The declaration may be amended or modified if approved and executed by a majority of the regular trustees (or if there are two or fewer such regular trustees, by all of the regular trustees); provided, however, that if any proposed amendment provides for:

(i) any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to such declaration or otherwise or

(ii) the dissolution, winding-up or termination of the trust other than pursuant to the terms of such declaration,

then the holders of the trust securities as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of the trust securities; provided, however, that a reduction of the principal amount or the distribution rate, or a change in the payment dates or maturity of the trust preferred securities, shall not be permitted without the consent of each holder of trust preferred securities.

      In the event any amendment or proposal referred to in clause (i) above would adversely affect only the trust preferred securities or the trust common securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of trust securities. In addition, if any such proposed amendment or modification affects the rights, powers, duties, obligations or immunities of the applicable property trustee or the applicable Delaware Trustee, such amendment or modification shall also require the written approval of the applicable property trustee or the applicable Delaware Trustee, as the case may be.

      Notwithstanding the foregoing, no amendment or modification may be made to any declaration if such amendment or modification would (i) cause the trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the applicable property trustee in contravention of the Trust Indenture Act or (iii) cause the trust to be deemed to be an “investment company” which is required to be registered under the 1940 Act.

Expenses and Taxes

      In the declaration, Delphi has agreed to pay for all debts and other obligations (other than with respect to the trust securities) and all costs and expenses of the trust (including costs and expenses relating to the organization of the trust, the fees and expenses of the trustees and the costs and expenses relating to the operation of the trust) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the trust might become subject.

      The foregoing obligations of the trust under the declaration are for the benefit of, and shall be enforceable by, the property trustee and any person to whom any such debts, obligations, costs, expenses and taxes are owed (a “Creditor”) whether or not such Creditor has received notice thereof.

      Such property trustee and any such Creditor may enforce such obligations of the trust directly against Delphi, and Delphi has irrevocably waived any right or remedy to require that the property trustee or any such Creditor take any action against the trust or any other person before proceeding against Delphi. Delphi has also agreed in such declaration to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing agreement of Delphi.

Mergers, Consolidations or Amalgamations

      The trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, unless, with the consent of a majority of the regular trustees but without the consent of the holders of the trust securities, the Delaware Trustee or the property trustee:

(i) such successor entity either

(x) expressly assumes all of the obligations of the trust with respect to the trust securities or

(y) substitutes for the trust securities other securities having substantially the same terms as the trust securities (the “successor securities”) so long as the successor securities rank at least the same as the trust securities rank in priority with respect to distributions and payments upon termination, liquidation, redemption, maturity and otherwise,

(ii) Delphi expressly acknowledges the trustee of such successor entity which possesses the same powers and duties as the property trustee as the holder of the subordinated deferrable interest debentures,

(iii) if the trust preferred securities are at such time listed on any national securities exchange or with another organization, the successor securities will be listed, upon notification of issuance, on any national securities exchange or other organization on which the trust preferred securities are then listed,

(iv) such merger, consolidation, amalgamation or replacement does not cause the trust preferred securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization,

(v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect (other than with respect to any dilution of the holders’ interest in the successor entity),

(vi) such successor entity has a purpose identical to that of the trust,

(vii) prior to such merger, consolidation, amalgamation or replacement, Delphi has received an opinion from independent counsel to the trust experienced in such matters to the effect that

(A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect (other than with respect to any dilution of the holders’ interest in the successor entity), and

(B) following such merger, consolidation, amalgamation or replacement, neither the trust nor such successor entity will be required to register as an investment company under the 1940 Act, and

(viii) Delphi guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the trust preferred securities guarantee.

Notwithstanding the foregoing, the trust shall not, except with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause the trust or the successor entity to be classified for United States federal income tax purposes as other than a grantor trust for United States federal income tax purposes and any holder of trust securities not to be treated as owning an undivided beneficial interest in the subordinated deferrable interest debentures.

Global Securities; Book-Entry System

      The trust may issue the trust preferred securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, the depository identified in the prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with DTC, as depository. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual trust preferred securities represented thereby, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any nominee of such depository to a successor depository or any nominee of such successor.

      The specific terms of the depository arrangement with respect to any series of trust preferred securities will be described in the prospectus supplement relating to such series. The trust expects that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

      Upon the issuance of a global security, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual trust preferred securities represented by such global security to the accounts of participants. Such accounts will be designated by the underwriters, dealers or agents with respect to the trust preferred securities or by the trust if the trust preferred securities are offered directly by the trust. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

      The trust expects that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither the trust, Delphi or any trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the trust preferred securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

      So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the trust preferred securities represented by such global security for all purposes under the declaration of trust. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual trust preferred securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any the trust preferred securities in definitive form and will not be considered the owners or holders thereof under the declaration. Beneficial owners of trust preferred securities evidenced by a global security will not be considered the owners or holders thereof under the declaration for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the declaration. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the declaration, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

      Distribution payments on individual trust preferred securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the declaration. Under the terms of the declaration, the trust, Delphi Financial Group, Inc. or any relevant trustee may treat the persons in whose name trust preferred securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the trust, Delphi nor any trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of trust preferred securities. The trust believes, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. The trust also expects that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any trust preferred securities represented by a global security will be sent to the depository or its nominee. If less than all of the trust preferred securities of any series are to be redeemed, the trust expects the depository to determine the amount of the interest of each participant in the trust preferred securities to be redeemed to be determined by lot. Neither the trust, Delphi Financial Group Inc., any trustee, any paying agent nor the registrar for the trust preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for the trust preferred securities or for maintaining any records with respect thereto.

      Neither the trust, Delphi nor any trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of trust preferred securities and the trust, Delphi Financial Group, Inc. and any relevant trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

      If a depository for any trust preferred securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the trust within 90 days, the trust will issue individual trust preferred securities in exchange for the global security representing the trust preferred securities. In addition, the regular trustees (after consultation with Delphi Financial Group, Inc.) may at any time, subject to any limitations described in the prospectus supplement relating to the trust preferred securities, determine not to have any of the trust preferred securities represented by one or more global securities and in such event the trust will issue individual trust preferred securities in exchange for the global security or securities representing the trust preferred securities.

      All moneys paid by the trust to a paying agent or the trustee for the payment of distributions on any trust preferred security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to the trust, and the holder of the trust preferred security thereafter may look only to the trust for payment thereof.

Information Concerning the Property Trustee

      The property trustee, prior to the occurrence of a default with respect to the trust securities and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the relevant declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the property trustee is under no obligation to exercise any of the powers vested in it by such declaration at the request of any holder of the trust preferred securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby but the foregoing shall not relieve the property trustee, upon the occurrence of a declaration event of default, from exercising the rights and powers vested in it by the such declaration. The property trustee also serves as the subordinated deferrable interest debentures trustee under the indenture and as the preferred guarantee trustee under the trust preferred securities guarantee.

Registrar and Transfer Agent

      In the event that the trust preferred securities do not remain in book-entry only form, the property trustee will act as paying agent and may designate an additional or substitute paying agent at any time. Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment (with the giving of such indemnity as the regular trustees may require) in respect of any tax or other government charges which may be imposed in relation to it. The trust will not be required to register or cause to be registered the transfer of trust preferred securities after the trust preferred securities have been called for redemption.

Governing Law

      The declaration and the trust preferred securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

Miscellaneous

      The regular trustees are authorized and directed to operate the trust in such a way so that the trust will not be deemed to be an “investment company” required to be registered under the 1940 Act or characterized for United States federal income tax purposes as other than a grantor trust. Delphi Financial Group, Inc. is authorized and directed to conduct its affairs so that the subordinated deferrable interest debentures will be treated as indebtedness of Delphi Financial Group, Inc. for United States federal income tax purposes. In this connection, the regular trustees and Delphi Financial Group, Inc. are authorized to take any action, not inconsistent with applicable law, the declarations or Certificate of Incorporation and by-laws of Delphi Financial Group, Inc., that each of the regular trustees and Delphi Financial Group, Inc. determines in their discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the trust preferred securities. Holders of the trust preferred securities will have no preemptive rights.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

      Set forth below is a summary of information concerning the trust preferred securities guarantees that will be executed and delivered by Delphi for the benefit of the holders from time to time of the trust preferred securities. The trust preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. A trust preferred guarantee trustee will be named to act in such capacity under such guarantee. The terms of the trust preferred securities guarantee will be those set forth therein and those made part thereof by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the trust preferred securities guarantee (the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part) and the Trust Indenture Act. The trust preferred securities guarantee will be held by the trust preferred guarantee trustee for the benefit of the holders of the trust preferred securities of the trust.

General

      Pursuant to the trust preferred securities guarantee, Delphi will irrevocably and unconditionally agree to pay in full to the holders of the trust preferred securities issued by the trust the guarantee payments (as defined herein) (without duplication of amounts theretofore paid by the trust), to the extent not paid by the trust, regardless of any defense, right of set-off or counterclaim that the trust may have or assert.

      The following payments or distributions with respect to the trust preferred securities issued by the trust to the extent not paid or made by the trust (the “guarantee payments”) will be subject to the trust preferred securities guarantee thereon (without duplication):

(i) any accrued and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the trust has funds available therefor,

(ii) the redemption price, which includes all accrued and unpaid distributions to the date of the redemption, to the extent the trust has funds available therefor, with respect to any trust preferred securities called for redemption by the trust and

(iii) upon a voluntary or involuntary termination, dissolution or winding-up of the trust (other than in connection with the distribution of subordinated deferrable interest debentures to the holders of trust preferred securities in exchange for trust preferred securities), the lesser of

(a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds available therefor, and

(b) the amount of assets of the trust remaining available for distribution to holders of trust preferred securities in liquidation of the trust.

      Delphi’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Delphi to the holders of trust preferred securities or by causing the trust to pay such amounts to such holders.

      The trust preferred securities guarantee will be a full and unconditional guarantee of the guarantee payments with respect to the trust preferred securities issued by the trust from the time of issuance of the trust preferred securities, but will not apply to the payment of distributions and other payments on the trust preferred securities when the property trustee does not have sufficient funds in the trust’s property account to make such distributions or other payments. If Delphi does not make interest payments on the subordinated deferrable interest debentures held by the property trustee, the trust will not make distributions on the trust preferred securities issued by the trust and will not have funds available therefor.

      Delphi has also agreed separately to guarantee the obligations of the trust with respect to the trust common securities (the “trust common securities guarantee”) to the same extent as the trust preferred securities guarantee, except that upon the occurrence and during the continuation of an indenture event of default, holders of trust preferred securities shall have priority over holders of trust common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of Delphi

      In the trust preferred securities guarantee, Delphi will covenant that, so long as the trust preferred securities issued by the trust remain outstanding, if there shall have occurred and be continuing any event that constitutes an event of default under the trust preferred securities guarantee or the declaration of the trust, then Delphi shall not:

(a) declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock,

(b) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Delphi which rank equal with or junior to the subordinated deferrable interest debentures and

(c) make any guarantee payments (other than pursuant to the trust preferred securities guarantee) with respect to the foregoing. However, the foregoing restriction will not apply to any dividend, redemption, liquidation, interest, principal or guarantee payments by Delphi where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made.

Amendments and Assignment

      Except with respect to any changes which do not materially adversely affect the rights of holders of trust preferred securities (in which case no consent will be required), the trust preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the trust. The manner of obtaining any such approval of holders of the trust preferred securities will be set forth in the applicable prospectus supplement. All guarantees and agreements contained in the trust preferred securities guarantee shall bind the successors, assigns, receivers, trustees and representatives of Delphi and shall inure to the benefit of the trust preferred guarantee trustee and the holders of the trust preferred securities then outstanding of the trust.

Termination of the Trust Preferred Securities Guarantee

      The trust preferred securities guarantee will terminate and be of no further force and effect as to the trust preferred securities issued by the trust upon full payment of the redemption price of all trust preferred securities of the trust, or upon distribution of the subordinated deferrable interest debentures by the trust to the holders of the trust preferred securities of the trust, and will terminate completely upon full payment of the amounts payable upon liquidation of the trust. The trust preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must repay to the trust or Delphi, or their successors, any sums paid to them under the trust preferred securities or the trust preferred securities guarantee.

Events of Default

      An event of default under the trust preferred securities guarantee will occur upon the failure of Delphi to perform any of its payment or other obligations thereunder.

      The holders of a majority in liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trust preferred guarantee trustee in respect of the trust preferred securities guarantee or to direct the exercise of any trust or power conferred upon the trust preferred guarantee trustee under the trust preferred securities guarantee. If the trust preferred guarantee trustee fails to enforce the trust preferred securities guarantee, any holder of trust preferred securities may institute a legal proceeding directly against Delphi to enforce the trust preferred guarantee trustee’s rights under the trust preferred securities guarantee, without first instituting a legal proceeding against the trust, the trust preferred guarantee trustee or any other person or entity. In addition, any record holder of trust preferred securities relating to the trust shall have the right, which is absolute and unconditional, to proceed directly against Delphi to obtain guarantee payments, without first waiting to determine if the trust preferred guarantee trustee has enforced the trust preferred securities guarantee or instituting a legal proceeding against the trust which issued the trust preferred securities, the trust preferred guarantee trustee or any other person or entity.

Status and Ranking of the Trust Preferred Securities Guarantee

      Delphi’s obligations under the trust preferred securities guarantee to make the guarantee payments will constitute an unsecured obligation of Delphi and will rank

(i) subordinate and junior in right of payment to all other liabilities of Delphi, including the subordinated deferrable interest debentures, except those liabilities of Delphi expressly made equal with or subordinate to the guarantee payments by their terms,

(ii) equal with the most senior preferred stock issued from time to time by Delphi and with any guarantee now or hereafter entered into by Delphi in respect of any preferred stock of any subsidiary or affiliate of Delphi and

(iii) senior to Delphi’s common stock.

The terms of the trust preferred securities provide that each holder of trust preferred securities issued by the trust by acceptance thereof agrees to the subordination provisions and other terms of the trust preferred securities guarantee relating thereto.

      The trust preferred securities guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity). The trust preferred securities guarantee will be deposited with the trust preferred guarantee trustee to be held for the benefit of the holders of the trust preferred securities of the trust. Except as otherwise noted herein, the trust preferred guarantee trustee has the right to enforce the trust preferred securities guarantee on behalf of the holders of the trust preferred securities. The trust preferred securities guarantee will not be discharged except by payment of the guarantee payments in full (without duplication of amounts theretofore paid by the trust).

      Delphi’s obligations under the trust preferred securities guarantee with respect to the trust preferred securities issued by the trust, taken together with its obligations under the declaration for the trust, the subordinated deferrable interest debentures purchased by the trust and the indenture, in the aggregate will provide a full and unconditional guarantee by Delphi of payments due on the trust preferred securities issued by the trust.

Information Concerning the Trust Preferred Guarantee Trustee

      The trust preferred guarantee trustee, prior to the occurrence of a default with respect to the trust preferred securities guarantee and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the trust preferred securities guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the trust preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by the trust preferred securities guarantee at the request of any holder of trust preferred securities unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the trust preferred guarantee trustee, upon the occurrence of an event of default under the trust preferred securities guarantee, from exercising the rights and powers vested in it by the trust preferred securities guarantee. The trust preferred guarantee trustee also serves as property trustee under the declaration for the trust and as trustee of the indenture relating to the subordinated deferrable interest debentures.

Governing Law

      The trust preferred securities guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF THE SUBORDINATED DEFERRABLE INTEREST DEBENTURES

      Subordinated deferrable interest debentures may be issued from time to time in one or more series under an indenture (the “indenture”) to be entered into by Delphi and the trustee named thereunder (the “subordinated debt trustee”). The terms of the subordinated deferrable interest debentures will include those stated in the indenture and in any supplemental indenture hereto (as defined below) and those made part of the indenture by reference to the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act. Whenever particular provisions or defined terms in the indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

General

      The subordinated deferrable interest debentures will be unsecured, subordinated obligations of Delphi. The indenture does not limit the aggregate principal amount of subordinated deferrable interest debentures which may be issued thereunder and provides that the subordinated deferrable interest debentures may be issued from time to time in one or more series. The subordinated deferrable interest debentures are issuable pursuant to an indenture supplemental to the indenture or a resolution of Delphi’s board of directors or a special committee thereof (each, a “supplemental indenture”).

      In the event subordinated deferrable interest debentures are issued to the trust or the trustee of the trust in connection with the issuance of trust securities by the trust, such subordinated deferrable interest debentures subsequently may be distributed pro rata the holders of the trust securities in connection with the termination of the trust upon the occurrence of certain events described in the prospectus supplement relating to the trust securities. Only one series of subordinated deferrable interest debentures will be issued to the trust or the trustee of the trust in connection with the issuance of trust securities by the trust.

      Reference is made to the indenture, any supplemental indenture and any prospectus supplement for the following terms of the series of subordinated deferrable interest debentures being offered thereby:

(i) the specific title of such subordinated deferrable interest debentures;

(ii) any limit on the aggregate principal amount of such subordinated deferrable interest debentures;

(iii) the date or dates on which the principal of such subordinated deferrable interest debentures is payable and the right, if any, to extend such date or dates;

(iv) the rate or rates at which such subordinated deferrable interest debentures will bear interest or the method of determination of such rate or rates;

(v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates;

(vi) the right, if any, to extend the interest payment periods and the duration of such extension;

(vii) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such subordinated deferrable interest debentures may be redeemed, in whole or in part, at the option of Delphi;

(viii) the right and/or obligation, if any, of Delphi to redeem or purchase such subordinated deferrable interest debentures pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the period(s)during which, the price(s) at which, and the terms and conditions upon which, such subordinated deferrable interest debentures shall be redeemed or purchased, in whole or in part, pursuant to such right and/or obligation;

(ix) the terms of subordination of such series;

(x) if other than denominations of $25 or any integral multiple thereof, the denominations in which such subordinated deferrable interest debentures shall be issuable;

(xi) any and all other terms with respect to such series; and

(xii) whether such subordinated deferrable interest debentures are issuable as a global security, and in such case, the identity of the depositary.

      The indenture does not contain any provisions that afford holders of subordinated deferrable interest debentures protection in the event of a highly leveraged transaction involving Delphi.

Subordination

      The subordinated deferrable interest debentures will be subordinated and junior in right of payment to certain other indebtedness of Delphi to the extent set forth in the indenture, any supplemental indenture and any prospectus supplement.

Certain Covenants

      If subordinated deferrable interest debentures are issued to the trust or the trustee of the trust in connection with the issuance of trust securities by the trust and

(i) there shall have occurred and be continuing any event that would constitute an event of default under the indenture or

(ii) Delphi shall be in default with respect to its payment of any obligations under the related trust preferred securities guarantee or trust common securities guarantee, and such default shall be continuing, then Delphi shall not:

(a) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock,

(b) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Delphi which rank equal with or junior to such subordinated deferrable interest debentures and

(c) make any guarantee payments (other than pursuant to the trust preferred securities guarantees) with respect to the foregoing.

      If subordinated deferrable interest debentures are issued to the trust or the trustee of the trust in connection with the issuance of trust securities by the trust and Delphi shall have given notice of its election to defer payments of interest on such subordinated deferrable interest debentures by extending the interest payment period as provided in the indenture or any supplemental indenture and such period, or any extension thereof, shall be continuing, then Delphi shall not:

(a) declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock,

(b) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Delphi which rank equal with or junior to such subordinated deferrable interest debentures and

(c) make any guarantee payments (other than pursuant to the trust preferred securities guarantees) with respect to the foregoing.

      Notwithstanding the foregoing restrictions, Delphi will be permitted, in any event, to make dividend, redemption, liquidation and guarantee payments on capital stock, and interest, principal, redemption and guarantee payments on debt securities issued by Delphi ranking equal with or junior to subordinated deferrable interest debentures, where the payment is made by way of securities (including capital stock) that rank junior to the securities on which such payment is being made.

      In the event subordinated deferrable interest debentures are issued to the trust or the trustee of the trust in connection with the issuance of trust securities of the trust, for so long as the trust securities remain outstanding, Delphi will covenant:

(i) to directly or indirectly maintain 100% ownership of the trust common securities of the trust; provided, however, that any permitted successor of Delphi under the indenture may succeed to Delphi’s ownership of the trust common securities,

(ii) not to cause, as sponsor of the trust, or to permit, as holder of the trust common securities of the trust, the termination, dissolution or winding-up of the trust, except in connection with a distribution of the subordinated deferrable interest debentures as provided in the declaration of the trust and in connection with certain mergers, consolidations or amalgamations as permitted by the declaration of the trust,

(iii) to use its reasonable efforts to cause the trust

(a) to remain a statutory business trust, except in connection with the distribution of subordinated deferrable interest debentures to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities of the trust, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of the trust, and

(b) to otherwise continue not to be classified as an association taxable as a corporation or partnership for United States federal income tax purposes and

(iv) to use reasonable efforts to cause each holder of trust securities of the trust to be treated as owning an undivided beneficial interest in the subordinated deferrable interest debentures issued to the trust.

Form, Exchange, Registration and Transfer

      Subordinated deferrable interest debentures of each series will be issued in registered form and in either certificated form or represented by one or more global securities. If not represented by one or more global securities, subordinated deferrable interest debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange at the office of the debt registrar or at the office of any transfer agent designated by Delphi for such purpose with respect to any series of subordinated deferrable interest debentures and referred to in an applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture or any supplemental indenture.

      Such transfer or exchange will be effected upon the debt registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Delphi has appointed the subordinated debt trustee as debt registrar with respect to each series of subordinated deferrable interest debentures.

      If a prospectus supplement or supplemental indenture refers to any transfer agents (in addition to the debt registrar) initially designated by Delphi with respect to any series of subordinated deferrable interest debentures, Delphi may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that Delphi will be required to maintain a transfer agent in each place of payment for such series. Delphi may at any time designate additional transfer agents with respect to any series of subordinated deferrable interest debentures.

      In the event of any redemption in part, Delphi shall be required to:

(i) issue, register the transfer of or exchange any subordinated deferrable interest debentures during a period beginning at the opening of business 15 days before any selection for redemption of subordinated deferrable interest debentures of like tenor and of the series of which such subordinated deferrable interest debentures are a part, and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of subordinated deferrable interest debentures of like tenor and of such series to be redeemed and

(ii) register the transfer of or exchange any subordinated deferrable interest debentures so selected for redemption, in whole or in part, except the unredeemed portion of any subordinated deferrable interest debentures being redeemed in part.

Payment and Paying Agents

      Unless otherwise indicated in an applicable prospectus supplement,

(i) payment of principal of and premium, if any, on any subordinated deferrable interest debentures will be made only against surrender to the paying agent of such subordinated deferrable interest debentures;

(ii) principal of, any premium, if any, and interest, if any, on subordinated deferrable interest debentures will be payable, subject to any applicable laws and regulations, at the office of such paying agent or paying agents as Delphi may designate from time to time, except that, at the option of Delphi, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the debt register with respect to such subordinated deferrable interest debentures; and

(iii) payment of interest on a subordinated deferrable interest debenture on any interest payment date will be made to the person in whose name such subordinated deferrable interest debenture (or predecessor security) is registered at the close of business on the regular record date for such interest payment.

      The subordinated debt trustee will act as paying agent with respect to each series of subordinated deferrable interest debentures. Delphi may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Delphi will be required to maintain a paying agent in each place of payment for each series of subordinated deferrable interest debentures.

      All moneys paid by Delphi to a paying agent for the payment of the principal of or premium or interest, if any, on any subordinated deferrable interest debentures of any series which remain unclaimed at the end of two years after such principal or premium or interest, if any, shall have become due and payable will be repaid to Delphi and the holder of such subordinated deferrable interest debentures will thereafter look only to Delphi for payment thereof.

Global Securities

      If any subordinated deferrable interest debentures of a series are represented by one or more global securities (each, a “global security”), the applicable prospectus supplement and supplemental indenture will describe the circumstances, if any, under which beneficial owners of interests in any such global security may exchange such interests for subordinated deferrable interest debentures of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and premium, if any, and interest on a global security will be payable in the manner described in the applicable prospectus supplement.

      The specific terms of the depositary arrangement with respect to any portion of a series of subordinated deferrable interest debentures to be represented by a global security will be described in the applicable prospectus supplement and supplemental indenture.

Modification of the Indenture

      The indenture contains provisions permitting Delphi and the subordinated debt trustee, with the consent of the holders of not less than a majority in principal amount of the subordinated deferrable interest debentures of each series which are affected by the modification, to modify the indenture or any supplemental indenture affecting that series or the rights of the holders of that series of subordinated deferrable interest debentures; provided, however, that no such modification may, without the consent of the holder of each outstanding subordinated deferrable interest debenture affected thereby,

(i) extend the fixed maturity of any subordinated deferrable interest debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time for payment of interest thereon, or reduce any premium payable upon the redemption thereof;

(ii) reduce the percentage of subordinated deferrable interest debentures the holders of which are required to consent to any such supplemental indenture;

(iii) change the amount or time of any payment required by any sinking fund provisions of any subordinated deferrable interest debentures;

(iv) make any change that materially adversely affects the rights of a holder of subordinated deferrable interest debentures to require Delphi to purchase a subordinated deferrable interest debenture in accordance with the terms thereof and the applicable indenture;

(v) waive a default in the payment of the principal of or interest, if any, on any subordinated deferrable interest debenture; or

(vi) make any subordinated deferrable interest debenture payable in money or securities other than as stated in such subordinated deferrable interest debenture.

      In addition, Delphi and the subordinated debt trustee may execute, without the consent of any holder of subordinated deferrable interest debentures, any supplemental indenture for certain other usual purposes including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to make any change that does not, in the good faith opinion of Delphi’s board of directors and the subordinated debt trustee, adversely affect the interests of holders of such subordinated deferrable interest debentures in any material respect;

•	to provide for the assumption of Delphi’s obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

•	to establish the form or terms of any series of subordinated deferrable interest debentures as permitted by the indenture;

•	to add events of default with respect to such subordinated deferrable interest debentures;

•	to add covenants that would benefit the holders of the subordinated deferrable interest debentures or to surrender any rights or powers Delphi has under the indenture;

•	to make any change necessary for the registration of the subordinated deferrable interest debentures under the Securities Act or to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of Delphi’s board of directors and the subordinated debt trustee, adversely affect the interests of the holders of the subordinated deferrable interest debentures in any material respect;

•	to add to or change any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the issuance of the subordinated deferrable interest debentures in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	to change or eliminate any of the provisions of the indenture, provided, however, that any such change or elimination shall become effective only when there are no subordinated deferrable interest debentures outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to establish the form or terms of subordinated deferrable interest debentures of any series as permitted by the indenture; or

•	to evidence and provide for the acceptance of appointment by a successor trustee with respect to the subordinated deferrable interest debentures of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trust under the indenture by more than one subordinated debt trustee, pursuant to the requirements of the indenture.

Events of Default

      With respect to a particular series of subordinated deferrable interest debentures, the indenture provides (or the supplemental indenture for such series will provide) that any one or more of the following described events which has occurred and is continuing constitutes an “event of default” with respect to such series of subordinated deferrable interest debentures:

(a) failure to pay interest on the subordinated deferrable interest debentures of such series within 60 days of when due or principal of any debt securities of such series when due (including any sinking fund payment); or

(b) failure to perform any other agreement contained in the subordinated deferrable interest debentures of such series or the indenture relating to such series (other than an agreement relating solely to another series of subordinated deferrable interest debentures) for 90 days after notice has been given to Delphi; or

(c) certain events of bankruptcy, insolvency or reorganization of Delphi; or

(d) in the event subordinated deferrable interest debentures are issued to the trust or the trustee of the trust in connection with the issuance of trust securities by the trust, the voluntary or involuntary dissolution, winding-up or termination of the trust, except in connection with the distribution of subordinated deferrable interest debentures to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities of the trust, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of the trust.

      The holders of a majority in aggregate outstanding amount of any series of subordinated deferrable interest debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the subordinated debt trustee for the series. The subordinated debt trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of the subordinated deferrable interest debentures may declare the principal and interest, if any, accrued to the date of acceleration immediately due and payable upon an event of default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive the default with respect to such series if the event of default has been cured, the rescission would not conflict with any judgment or decree and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the subordinated debt trustee. If an event of default results from the failure of Delphi to pay when due principal of or interest on the subordinated deferrable interest debentures issued to the trust, during the continuance of such an event of default a holder of trust preferred securities issued by the trust may immediately institute a legal proceeding directly against Delphi to obtain payment of such principal or interest on subordinated deferrable interest debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities owned of record by such holder.

      The holders of a majority in aggregate outstanding principal amount of any series of subordinated deferrable interest debentures affected thereby may, on behalf of the holders of all the subordinated deferrable interest debentures of such series, waive any past default, except:

(i) a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the subordinated debt trustee) or

(ii) a default in the covenants described in the first or second paragraph under “— Certain Covenants” above.

Consolidation, Merger and Sale

      The indenture contains a covenant which restricts the ability of Delphi to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions unless (i) either Delphi is the successor or, if Delphi is not the surviving person, the surviving person assumes by supplemental indenture all of the obligations of Delphi under the subordinated deferrable interest debentures and the indenture; and (ii) immediately after giving effect to such transaction, no event of default shall have occurred and be continuing.

Defeasance and Discharge

      Under the terms of the indenture, Delphi will be discharged from any and all obligations in respect of the subordinate deferrable interest debentures of any series (except in each case for certain obligations to register the transfer or exchange of subordinated deferrable interest debentures, replace stolen, lost or mutilated subordinated deferrable interest debentures, maintain paying agencies and hold moneys for payment in trust) if either (i) all subordinated deferrable interest debentures of such series previously authenticated and delivered have been delivered to the trustee for cancellation (subject to certain provisions of the indenture), or (ii) Delphi deposits with the subordinated debt trustee, in trust, moneys or U.S. government obligations in an amount sufficient to pay all the principal of, and interest on, the subordinated deferrable interest debentures of such series on the dates such payments are due in accordance with the terms of such subordinated deferrable interest debentures.

Governing Law

      The indenture and the subordinated deferrable interest debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

Information Concerning the Subordinated Debt Trustee

      The subordinated debt trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the indenture or any supplemental indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the subordinated debt trustee is under no obligation to exercise any of the powers vested in it by the indenture or any supplemental indenture at the request of any holder of subordinated deferrable interest debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might by incurred thereby. The subordinated debt trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the subordinated debt trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

      Delphi will have the right at all times to assign any of its rights or obligations under the indenture or any supplemental indenture to a direct or indirect wholly-owned subsidiary of Delphi; provided, however, that in the event of any such assignment, Delphi will remain liable for all of its obligations thereunder. Subject to the foregoing, the indenture and any supplemental indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The indenture provides that it may not otherwise be assigned by the parties thereto.

PLAN OF DISTRIBUTION

      Delphi and the trust may sell the securities in any of three ways: (1) through underwriters or dealers; (2) directly to a limited number of institutional purchasers or to a single purchaser; or (3) through agents. Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to Delphi and/or the trust from such sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	the public offering price; and

•	any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

      If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      The securities may be sold directly by Delphi and/or the trust or through agents designated by Delphi and/or the trust from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by Delphi or the trust to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      If dealers are utilized in the sale of any securities, Delphi and/or the trust will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

      Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as Delphi’s or the trust’s agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with Delphi or the trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, as amended, in connection with the securities remarketed thereby.

      If so indicated in the applicable prospectus supplement, Delphi or the trust will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from Delphi or the trust at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

      Underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

      Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with Delphi or the trust to indemnification by Delphi or the trust against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, Delphi and/or the trust in the ordinary course of business.

      Each series of securities will be a new issue and, other than the Class A Common Stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the Class A Common Stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

LEGAL OPINIONS

      Certain legal matters in connection with the offering of the securities of Delphi will be passed upon for the Company by Chad W. Coulter, General Counsel of the Company. Certain legal matters in connection with the offering of the securities of Delphi and the validity of the guarantee of the trust preferred securities, as well as certain matters relating to U.S. federal income tax considerations, will be passed upon for the Company by Cahill Gordon & Reindel, New York, New York. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware, special Delaware counsel to the Company and Delphi Finance Trust I.

EXPERTS

      The consolidated financial statements and schedules of Delphi Financial Group, Inc. and subsidiaries appearing in Delphi Financial Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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$125,000,000

8.00% Senior Notes due 2033

PROSPECTUS SUPPLEMENT

May 13, 2003

Joint Book-Running Managers

LEHMAN BROTHERS

WACHOVIA SECURITIES

STIFEL, NICOLAUS & COMPANY INCORPORATED

U.S. BANCORP PIPER JAFFRAY

Co-Managers

ADVEST, INC.

BANC OF AMERICA SECURITIES LLC

ING FINANCIAL MARKETS LLC

KEEFE, BRUYETTE & WOODS, INC.

PUTNAM LOVELL NBF SECURITIES INC.

QUICK & REILLY

SANDLER O’NEILL & PARTNERS, L.P.